                                                                 EXHIBIT (c)(ii)


                                                                    October 2003
















                        COMMON STOCK FAIR VALUE APPRAISAL











                                                       HFB Financial Corporation
                                                           Middlesboro, Kentucky

================================================================================
                       COMMON STOCK FAIR VALUE APPRAISAL
================================================================================






                            HFB FINANCIAL CORPORATION
                              MIDDLESBORO, KENTUCKY




                                  OCTOBER 2003

                       COMMON STOCK FAIR VALUE APPRAISAL

                            HFB FINANCIAL CORPORATION
                              MIDDELSBORO, KENTUCKY

TABLE OF CONTENTS
================================================================================
TAB                                                                         PAGE
1       APPRAISAL LETTER ..................................................   1

2       COMPANY BACKGROUND ................................................   3

3       ECONOMIC OUTLOOK
        National Economy ..................................................   5
        Current State of the Industry .....................................   8
        Demographic and Economic Analysis .................................   9

4       COMPETITIVE MARKET OVERVIEW .......................................  14

5       FINANCIAL REVIEW ..................................................  19

6       DELAWARE BLOCK METHODOLOGY ........................................  31
        Transaction Value Method ..........................................  32
        Asset Value Method ................................................  33
        Earnings Value Method .............................................  34

7       DELAWARE BLOCK METHOD CONCLUSION ..................................  36

8       CONSIDERATION OF RECENT FAIR VALUE CASE LAW .......................  38
        Adjusted Book Value Method ........................................  40
        Investment Value Method ...........................................  42
        Discounted Cash Flow Method .......................................  44
        Acquisition Comparable Method .....................................  47

9       CONCLUSION ........................................................  49

10      FIRM QUALIFICATIONS
        Professional Bank Services, Inc. ..................................  52
        Resumes ...........................................................  53
        Code of Conduct ...................................................  56

11      EXHIBITS
        1 - Projected Financial Data for HFB Financial Corporation ........  57
        2 - HFB Recent Trading History ....................................  58

                     (PROFESSIONAL BANK SERVICES LETTERHEAD)


                                                  October 14, 2003


Board of Directors
HFB Financial Corporation
1602 Cumberland Avenue
Middlesboro, Kentucky 40965

To The Directorate:

You have requested a fair value appraisal of the common stock of HFB Financial Corporation, Middlesboro, Kentucky (the "Company"). The purpose and intended use of this appraisal is to determine the fair value of the Company's common shares relative to a proposed merger transaction whereby a new Tennessee corporation will be merged with and into the Company with the Company being the survivor of the merger (the "Merger"). Under the terms of the proposed Merger, Company common shareholders owning less than 250 Company common shares will receive fair value in cash in exchange for their shares of Company common stock. This fair value appraisal is based on a review of the financial condition and history of the Company and its wholly owned subsidiary, Home Federal Bank Corporation, Middlesboro, Kentucky (the "Bank"), regulatory and audit reports, and other such summary information available and deemed appropriate. The date of this appraisal is September 26, 2003.

Professional Bank Services, Inc. ("PBS") has performed stock appraisals for numerous financial institutions in Kentucky and throughout the United States. Our knowledge of the financial industry evolves from an experienced staff and a history as consultants and financial advisors to the banking industry. PBS' wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker/Dealer with the Securities and Exchange Commission ("SEC").

For purposes of this fair value appraisal, we have reviewed and analyzed the historical performance of the Company and the Bank, including: (i) June 30, 1999, 2000, 2001, 2002 and December 31, 2002 audited financial statements and Forms 10-KSB of the Company; (ii) December 31, 2002, March 31, 2003 and June 30, 2003 Consolidated Reports of Condition and Income filed by the Bank; (iii) March 31, 2003 and June 30, 2003 forms 10-QSB filed by the Company with the SEC; (iv) April 9, 2003 Form DEF 14C Proxy Statement filed by the Company; (v) June 30, 2003 Uniform Bank

Board of Directors
HFB Financial Corporation
October 14, 2003
Page Two


Performance Report of the Company; (v) December 31, 2002, March 31, 2003 and June 30, 2003 FR Y-9 C filed by the Company with the Federal Reserve, and (vi) the historical common stock trading activity of the Company.

We have reviewed statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections have been prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this appraisal. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

We have not compiled, reviewed or audited the financial statements of the Company or the Bank, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made an independent evaluation of the assets of the Company or the Bank.

PBS, its officers, and its staff have no present business interest in the Company. No benefits will accrue to PBS as a result of this review, other than the professional fees previously agreed to by the Company. Fees paid to PBS for the preparation of this review are neither dependent or contingent upon any transaction or upon the results of the review.

Based on the foregoing, and all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion, as an independent appraiser, that the fair value of the common stock of the Company, under current Tennessee statues utilizing the Delaware Block Method, is $21.00 per share. The consideration of control premiums as well as the utilization of a comparable company approach and discounted cash flow methodology results in a fair value of $22.75 per common share.


                                            Very truly yours,

                                            /s/ PROFESSIONAL BANK SERVICES, INC.

                                            CHRISTOPHER L. HARGROVE
                                            PROFESSIONAL BANK SERVICES, INC.

COMPANY BACKGROUND

HFB Financial Corporation (the "Company") is the sole stockholder of, and acts as the holding company for, Home Federal Bank Corporation ("Home Federal" or the "Bank"). The Company was organized at the direction of the Bank in September 1992 to acquire all of the capital stock issued by the Bank in its conversion from a mutual to stock form. The Company has no significant assets other than capital stock of the Bank. The Company qualifies as a bank holding company and is subject to regulation by the Federal Reserve Board ("FRB"). The Company's principal business is the business of the Bank and its subsidiary. The Bank operates through three full-service offices in the southeastern Kentucky communities of Middlesboro and Harlan and two full-service offices in the eastern Tennessee communities of New Tazewell and Jacksboro.

The Company is engaged principally in the business of accepting deposits from the general public and originating permanent loans that are secured by one-to-four-family residential properties located in its market area. The Company also originates consumer loans and commercial real estate loans and maintains a substantial investment portfolio of mortgage-backed and other investment securities.

During the quarter ended December 31, 2001, the Bank converted from a federally chartered thrift to a state chartered commercial bank in order to allow Bank management to focus more on commercial lending and other commercial bank activities. On February 19, 2002, the board of directors of the Company made a determination to change the registrant's fiscal year-end from June 30 to December 31, effective July 1, 2002. The Company filed an Annual Report on Form 10-KSB with the Securities and Exchange Commission for its fiscal year ended June 30, 2002. Pursuant to the change in fiscal year, the Company also filed a Form 10-KSB transition report with the Securities and Exchange Commission for the six-month period ending December 31, 2002. This filing also included audited financial statements covering the six-month period ending December 31, 2002.

The Company changed its fiscal year in order to facilitate the comparability of the Company to other bank holding companies, which have historically utilized a December 31 year-end. Moving to a December 31 year-end has aligned the Company's financial reporting with its peer group and with publicly held bank holding companies in the United States.

On July 8, 2002, the Bank received regulatory approval to establish a branch office in the City of Jacksboro, Tennessee. Jacksboro is the county seat for Campbell County and is located in the northeastern portion of Tennessee. The new branch was opened during January 2003 in a temporary location. The new permanent branch office building is expected to be ready for occupancy in approximately 18 months.

The Company's common shares are traded on the National Association of Securities Dealer's Automated Quotation System (NASDAQ) under the symbol HFBA.

NATIONAL ECONOMY

According to estimates released by the Bureau of Economic Analysis, the U.S. economy experienced an increase in growth during the second quarter of 2003 compared to the first quarter of 2003. Second quarter 2003 real Gross Domestic Product ("GDP") increased at a 2.4% annual rate compared to first quarter 2003 real GDP annualized growth of 1.4%. Overall, for the year ending December 31, 2002, real GDP increased a modest 2.4% compared to 0.3% for 2001.

The increase in real GDP during the second quarter reflects an increase in personal consumption expenditures, a significant increase in nonresidential fixed investment as well as residential fixed investment and an increase in federal defense spending. These positive trends were partially offset by a decrease in private inventory investment and exports. Imports, which are subtracted from GDP, increased in the second quarter of 2003.

Personal consumption expenditures increased 3.3% for the second quarter of 2003, compared with an increase of 2.0% in the first quarter. Nonresidential fixed investment increased 6.9% for the second quarter of 2003 compared to a first quarter decrease of 4.4%. Residential investment increased 6.0% for the second quarter of 2003 compared to a 10.1% increase in the first quarter of 2003. Exports of goods and services decreased 3.1% for the second quarter of 2003 compared to a decline of 1.3% for the first quarter of 2003. Imports of goods and services increased 9.2% for the second quarter of 2003 compared to a decrease of 6.2% for the first quarter. Government consumption expenditures and gross investment increased 7.5% for the second quarter of 2003 compared to 0.4% for the first quarter of 2003.

Overall for the year ending December 31, 2002, Personal consumption expenditures increased 3.1% compared to 2.5% during 2001. During 2002, real gross private domestic investment increased 1.0% compared to a significant decline of 10.7% during 2001. This is primarily a result of an increase in residential fixed investment. Residential investment increased 3.1% for the year compared to an increase of only 0.3% during 2001. This trend was partially offset by continued weakness in nonresidential fixed investment. Nonresidential fixed investment declined 5.7% during 2002 compared to a decline of 5.2% during 2001.

In light of the continued stagnation in the economy, lingering fears of slipping into another recession, the events of September 11, 2001, and the decline in the equity markets, the FOMC has reduced the Federal Funds rate by 550 basis points since year-end 2000. As of September 26, 2003, the targeted Fed Funds rate is now 1.00% compared to a high of 6.50% at year-end 2000.

On September 26, 2003 the S&P 500 Index closed at 996.85 compared to 879.82 at December 31, 2002, 1,148.08 at December 31, 2001, 1,320.28 at December 31, 2000
and 330.22 at December 31, 1990. In terms of fundamental valuation levels, the market capitalization weighted absolute price to earnings ratio at December 31, 2002 equaled 19.42X compared to 24.71X at December 31, 2001, 24.20X at December 31, 2000 and 14.98 at December 31, 1990.

Given the available economic and market data, it appears that the US economy has begun to enter a new expansion phase. However, continued turmoil in the Middle East coupled with continued corporate scandals has cast a shadow over consumer and business sentiment. The equity markets, while rebounding significantly from 2002 year-end index values, remain characterized by a significant degree of uncertainty and volatility. On September 26, 2003, the NASDAQ Index closed at 1,792.07 which is an increase of 34.19% from the December 31, 2002 NASDAQ Index closing value of 1,335.51 and a decrease of 8.12% from the December 31, 2001 closing value of 1,950.40. In addition, the September 26, 2003 NASDAQ closing value of 1,792.07 represents a decline of 3,256.55 or 65% from its all-time high close of 5,048.62 reached on March 10, 2000. On September 26, 2003, the SNL Securities Bank Index closed at 490.81 representing an increase of 16.92% from the December 31, 2002 closing value of 419.80.

                           BUREAU OF ECONOMIC ANALYSIS
                             OVERVIEW OF THE ECONOMY
   PERCENT CHANGE AT SEASONALLY ADJUSTED ANNUAL RATE (UNLESS OTHERWISE NOTED)

                                                2001       2002                          2002                           2003
                                                                       Q1         Q2         Q3         Q4           Q1        Q2
PRODUCTION:
Gross domestic product*                            0.3        2.4        5.0        1.3        4.0        1.4         1.4       2.4

PURCHASES, BY TYPE:
Gross domestic purchases*                          0.4        3.0        5.6        2.6        3.9        2.9         0.6       3.8
Personal consumption expenditures*                 2.5        3.1        3.1        1.8        4.2        1.7         2.0       3.3
Nonresidential fixed investment*                  -5.2       -5.7       -5.8       -2.4       -0.8        2.3        -4.4       6.9
Residential investment*                            0.3        3.9       14.2        2.7        1.1        9.4        10.1       6.0
Exports of goods and services*                    -5.4       -1.6        3.5       14.3        4.6       -5.8        -1.3      -3.1
Imports of goods and services*                    -2.9        3.7        8.5       22.2        3.3        7.4        -6.2       9.2
Government consumption
expenditures and gross investment*                 3.7        4.4        5.6        1.4        2.9        4.6         0.4       7.5

PRICES OF:
Gross domestic purchases                           1.9        1.2        1.2        2.3        1.2        1.8        3.4        0.3
Personal consumption expenditures                  2.0        1.4        1.1        2.7        1.7        1.8        2.7        0.9
Gross domestic product                             2.4        1.1        1.3        1.2        1.0        1.8        2.4        1.0

PERSONAL INCOME:
New England# (quarterly rate)                      3.2        1.7        0.9        1.4        0.1        0.2        0.8         --
Mideast# (quarterly rate)                          3.3        2.0        0.8        1.1        0.3        0.4        0.8         --
Great Lakes# (quarterly rate)                      2.4        2.4        0.6        1.7        0.5        0.5        0.9         --
Plains# (quarterly rate)                           3.4        2.9        1.2        0.8        0.9        0.7        1.3         --
Southeast# (quarterly rate)                        4.0        3.2        1.2        1.2        0.5        0.8        1.1         --
Southwest# (quarterly rate)                        4.1        2.2        0.5        1.2        0.4        0.7        0.9         --
Rocky Mountain# (quarterly rate)                   4.0        1.9        0.8        0.7        0.6        0.7        1.0         --
Far West# (quarterly rate)                         2.8        2.6        1.1        1.3        0.7        0.8        0.8         --
Real disposable personal income in
the U.S.*                                          1.8        4.3        14.5       3.9        1.8        1.4         2.1       2.4
Personal saving rate (level, not
change)                                            2.3        3.9        3.5        4.0        3.5        3.6         3.6       3.3

Billions of dollars, seasonally adjusted annual rate (unless otherwise noted)

FEDERAL GOVERNMENT FINANCES:
Receipts#                                      2,008.4    1,875.6    1,884.7    1,883.7    1,864.1    1,860.8     1,869.8        --
Current expenditures#                          1,936.4    2,075.5    2,030.5    2,079.3    2,074.6    2,117.4     2,145.1   2,240.8
NIPA Surplus or Deficit(-)#                       72.0     -199.9     -145.8     -195.6     -210.5     -256.6      -275.3        --

STATE AND LOCAL GOVERNMENT FINANCES:
Receipts#                                      1,261.3    1,304.9    1,273.3    1,302.5    1,310.3    1,331.6     1,344.0        --
Current expenditures#                          1,292.6    1,356.4    1,329.1    1,347.6    1,365.0    1,384.0     1,410.9   1,411.1
NIPA surplus or deficit(-)#                      -31.3      -51.5      -55.8      -45.1      -54.7      -52.4       -66.9        --

INVENTORIES:
Change in private inventories*                   -61.4        5.2      -28.9        4.9       18.8       25.8         4.8     -17.9
Ratio, Inventories to final sales*                                      2.18       2.19       2.17       2.18        2.17      2.14

Millions of dollars, seasonally adjusted

BALANCE OF PAYMENTS:
Goods and services#                           -357,819   -418,038    -90,057   -104,888   -106,980   -116,116    -121,567        --
Current account#                              -393,745   -480,861   -106,728   -122,827   -122,724   -128,586    -136,112        --

CURRENT STATE OF THE INDUSTRY (JUNE 30, 2003)

FDIC - insured institutions experienced a second consecutive quarter of record profits with over half (57%) reporting earnings increases in the second quarter. Low interest rates have allowed financial institutions to record gains on sales of securities and other assets that provided a significant increase to industry earnings. Net income in the second quarter totaled $30.2 billion for all insured financial institutions and set a new earnings record. The average return on assets for the industry rose to 1.38% in the second quarter, up from 1.37% a year ago.

The largest revenue increase occurred in gains on sales of securities, which were $4.9 billion up from $3.7 billion in the first quarter. Non-interest income increased 3.8% from the first quarter, and net interest income increased by only 0.9%. The minimal growth in net interest income is the result of narrower net interest margins. The average net interest margin declined to 3.74% in the second quarter representing the lowest average since the first quarter of 2001.

For the first six months of 2003, a strengthening economy was evidenced by improving asset quality. Financial institutions charged-off $10.2 billion in the second quarter representing a decrease of 1.1% from the first quarter. The average net charge-off rate was 0.79% representing the lowest level in two years. Noncurrent loans declined 3.5% in the second quarter marking the largest quarterly decline since the fourth quarter of 1994.

For the second quarter of 2003, the industry's total assets increased $317.0 billion or 3.7% representing the largest quarterly increase ever. Both residential mortgage loans and home equity loans increased $139 billion in the second quarter and accounted for 71.9% of the increase in total loans. Equity capital increased by 2.5% in the second quarter, but capital ratios declined as this growth failed to keep pace with the stronger asset growth. Nevertheless, regulatory capital ratios remain near historic highs. The core capital ratio fell by only one basis point from 7.88% to 7.87%.

During the second quarter of 2003, the total number of insured financial institutions declined from 9,314 to 9,267 institutions. One institution failed, while 66 were absorbed in mergers. There were 24 new charters reporting financial results. The overall number of financial institutions on the FDIC's "Problem List" declined for the second consecutive quarter, decreasing from 129 to 125. (Source: The FDIC Quarterly Banking Profile, Second Quarter 2003)

BANKING MARKET PROFILE

DEMOGRAPHIC AND ECONOMIC REVIEW

HFB Financial Corporation, Middlesboro, Kentucky (the "Company") operates from its main office located in Bell County, Kentucky, two branch offices located in Harlan County, Kentucky, one branch office located in Claiborne County, Tennessee and one branch office located in Campbell County, Tennessee. The following data is a review of the demographics and economics of the market area in which the Company operates.

The table below lists the population of Bell County, Harlan County, Claiborne County, Campbell County, the State of Kentucky and the State of Tennessee.


                                POPULATION TRENDS

                                                   ESTIMATE
                           1990         2002         2007
                        ---------    ----------    ---------
Bell County, KY            31,506       29,736        28,937
     Percent Change                      -5.62%        -2.69%
Harlan County, KY          36,574       32,436        30,613
     Percent Change                     -11.31%        -5.32%
Claiborne County, TN       26,137       30,213        31,140
     Percent Change                      15.59%         3.07%
Campbell County, TN        35,079       40,168        41,112
     Percent Change                      14.51%         2.35%
State of Kentucky       3,685,296    4,077,458     4,184,010
     Percent Change                      10.64%         2.61%
State of Tennessee      4,877,185    5,776,014     5,994,702
     Percent Change                      18.43%         3.79%

Source: SNL Securities, L.P. Claritas

The 2002 population base of Bell County at 29,736 reflects a decline of 5.62% in population since 1990. Population estimates for the year 2007 for Bell County indicate a continued decrease in population of 2.69% from the 2002 population. The 2002 population base of Harlan County at 32,436 reflects a decline of 11.31% in population since 1990. Population estimates for the year 2007 for Harlan County indicate a continued decrease in population of 5.32% from the 2002 population. The 2002 population base of Claiborne County at 30,213 reflects an increase of 15.59% in population since 1990. Population estimates for the year 2007 for Claiborne County indicate a minimal increase in population of 3.07% from the 2002 population. The 2002 population base of Campbell County at 40,168 reflects an increase of 14.51% in population since 1990. Population estimates for the year 2007 for Campbell County indicate a minimal increase in population of 2.35% from the 2002 population.


                              2002 AGE DISTRIBUTION

               BELL      HARLAN     CLAIBORNE     CAMPBELL      STATE OF     STATE OF
              COUNTY     COUNTY      COUNTY        COUNTY       KENTUCKY     TENNESSEE
              ------     ------     ---------     --------      --------     ---------
Population    29,736     32,436      30,213        40,168      4,077,458     5,776,014
 0 - 14        20.00%     20.00%      19.00%        19.00%         20.00%        20.00%
15 - 34        27.00%     25.00%      26.00%        26.00%         28.00%        28.00%
35 - 54        29.00%     30.00%      30.00%        28.00%         30.00%        30.00%
55+            24.00%     24.00%      25.00%        27.00%         22.00%        22.00%

The age distribution of Bell, Harlan, Claiborne and Campbell Counties reflects a mature population base, which is concentrated in the 35-54 age group.

                                  INCOME TRENDS

                                                    PERCENT                   PERCENT
                                                    CHANGE      ESTIMATE      CHANGE
                             1990        2002       90 - 02       2007        02 - 07
                           -------     -------      -------     --------      -------
Bell County
     Median HH Income      $13,081     $20,444       56.29%     $24,306       18.89%
     Per Capita            $ 7,024     $12,120       72.55%     $14,720       21.45%
Harlan County
     Median HH Income      $14,782     $19,273       30.38%     $21,493       11.52%
     Per Capita            $ 7,493     $10,791       44.01%     $12,183       12.90%
Claiborne County
     Median HH Income      $17,140     $26,867       56.75%     $31,359       16.72%
     Per Capita            $ 8,407     $15,239       81.27%     $19,007       24.73%
Campbell County
     Median HH Income      $16,448     $23,624       43.63%     $26,932       14.00%
     Per Capita            $ 8,044     $13,286       65.17%     $15,848       19.28%
State of Kentucky
     Median HH Income      $22,533     $35,427       57.22%     $40,870       15.36%
     Per Capita            $11,136     $19,962       79.26%     $24,733       23.90%
State of Tennessee
     Median HH Income      $24,805     $40,049       61.46%     $46,634       16.44%
     Per Capita            $12,240     $22,059       80.22%     $27,401       24.22%

The median and per-capita household income levels for all the counties presented are significantly below those exhibited by both the State of Kentucky and the State of Tennessee.

The tables below present household growth trends and the 2002 income distribution levels for Bell County, Harlan County, Claiborne County, Campbell County, the State of Kentucky and the State of Tennessee.

                              NUMBER OF HOUSEHOLDS

                                                   PERCENT                   PERCENT
                                                   CHANGE      ESTIMATE      CHANGE
                          1990         2002        90 - 02       2007        02 - 07
                       ---------     ---------     -------     ---------     -------
Bell County               11,512        11,991       4.16%        11,958      -0.28%
Harlan County             13,269        13,112      -1.18%        12,683      -3.27%
Claiborne County           9,629        12,061      25.26%        12,757       5.77%
Campbell County           13,150        16,417      24.84%        17,238       5.00%
State of Kentucky      1,379,782     1,616,159      17.13%     1,688,594       4.48%
State of Tennessee     1,853,725     2,278,316      22.90      2,395,166       5.13%

The number of households in both Bell and Harlan Counties is projected to decline from 2002 to 2007. Claiborne County and Campbell County are expected to experience an increase in total households over the 2002 to 2007 time period.

                       2002 HOUSEHOLD INCOME DISTRIBUTION

                BELL       HARLAN      CLAIBORNE     CAMPBELL     STATE OF     STATE OF
               COUNTY      COUNTY        COUNTY       COUNTY      KENTUCKY     TENNESSEE
               ------      ------      ---------     --------     ---------    ---------
Households     11,991      13,112       12,061        16,417      1,616,159    2,278,316
$ 0 - 24K       58.00%      60.00%       46.00%        52.00%         36.00%       31.00%
$25 - 49K       26.00%      26.00%       32.00%        30.00%         29.00%       29.00%
$50K+           16.00%      13.00%       21.00%        17.00%         35.00%       40.00%


In 2002, 58.0% of the households in Bell County, 60.0% of the households in Harlan County, 46% of the households in Claiborne County and 52% of the households in Campbell County earn less than $24,000 per year compared to 36.0% for the State of Kentucky and 31.0% for the State of Tennessee. In addition, projected 2007 income distribution data reflects a similar trend and level of affluence.


                  2007 PROJECTED HOUSEHOLD INCOME DISTRIBUTION


                BELL       HARLAN      CLAIBORNE     CAMPBELL     STATE OF     STATE OF
               COUNTY      COUNTY        COUNTY       COUNTY      KENTUCKY     TENNESSEE
               ------      ------      ---------     --------     ---------    ---------
Households     11,958      12,683       12,757        17,238      1,688,594    2,395,166
$ 0 - 24K       51.00%      57.00%       39.00%        46.00%         30.00%       25.00%
$25 - 49K       29.00%      27.00%       34.00%        32.00%         28.00%       28.00%
$50K+           20.00%      16.00%       27.00%        22.00%         42.00%       47.00%

COMPETITIVE MARKET OVERVIEW

HFB Financial Corporation, Middlesboro, Kentucky (the "Company") operates its main office in Bell County, Kentucky. Bell County's total deposit base as of June 30, 2002 equals $399.5 million and has exhibited a three-year compound growth rate of 3.54%. At June 30, 2002 the Bell County marketplace is serviced by six financial institutions with a total of 14 retail office facilities. As of June 30, 2002, the Company maintains a total deposit base of $74.6 million representing an 18.69% marketshare position. The Company's total Bell County deposits have increased approximately $13.4 million or at a three-year compound growth rate of 6.79% since June 30, 1999.

The Company operates two branch offices in Harlan County, Kentucky. Harlan County's total deposit base as of June 30, 2002 equals $314.6 million and has exhibited a three-year compound growth rate of 2.92%. At June 30, 2002 the Harlan County marketplace is serviced by four financial institutions with a total of 10 retail office facilities. As of June 30, 2002, the Company maintains a total deposit base of $89.0 million representing a 28.29% marketshare position. The Company's total Harlan County deposits have increased approximately $6.7 million or at a three-year compound growth rate of 2.64% since June 30, 1999.

The Company operates one branch office in Claiborne County, Tennessee. Claiborne County's total deposit base as of June 30, 2002 equals $390.0 million and has exhibited a three-year compound growth rate of 5.09%. At June 30, 2002 the Claiborne County marketplace is serviced by four financial institutions with a total of 10 retail office facilities. As of June 30, 2002, the Company maintains a total deposit base of $39.1 million representing a 10.03% marketshare position. The Company's total Claiborne County deposits have increased approximately $11.6 million or at a three-year compound growth rate of 12.39% since June 30, 1999.

The Company operates one branch office in Campbell County, Tennessee that was opened in January 2003. Therefore, this market is presented for comparative purposes only. Campbell County's total deposit base as of June 30, 2002 equals $407.7 million and has exhibited a three-year compound growth rate of 2.01%. At June 30, 2002 the Campbell County marketplace is serviced by six financial institutions with a total of 14 retail office facilities.

The following charts present a detailed summary of the Company's deposit growth and marketshare position within Bell, Harlan, Claiborne and Campbell Counties as of June 30, 2002.

               BELL COUNTY, KENTUCKY DEPOSIT MARKET SHARE ANALYSIS

                                                                                        BRANCH
                                                                         ------------------------------------
HOLDING COMPANY                           INSTITUTION              TYPE        ADDRESS               CITY
---------------                           -----------              ----  ---------------------    -----------
First State Bancshares Inc.       First State Bank of Pineville    Bank  2202 Cumberland Ave      Middlesboro
First State Bancshares Inc.       First State Bank of Pineville    Bank  200 N 12th St            Middlesboro
First State Bancshares Inc.       First State Bank of Pineville    Bank  1810 Cumberland Ave      Middlesboro
First State Bancshares Inc.       First State Bank of Pineville    Bank  Us Hwy 119               Pineville
First State Bancshares Inc.       First State Bank of Pineville    Bank  Main St                  Pineville


Community Trust Bancorp           Community Trust Bank             Bank  1918 Cumberland Ave      Middlesboro
Community Trust Bancorp           Community Trust Bank             Bank  1206 E Cumberland Ave    Middlesboro
Community Trust Bancorp           Community Trust Bank             Bank  Us Hwy 25e               Pineville


HFB FINANCIAL CORP.               HOME FEDERAL BANK CORP           BANK  1602 CUMBERLAND AVE      MIDDLESBORO

Robertson Holding Co. L.P.        Commercial Bank                  Bank  1431 Cumberland Ave      Middlesboro
Robertson Holding Co. L.P.        Commercial Bank                  Bank  314 Pine St              Pineville


National City Corp.               National City Bank of KY         Bank  515 N 12th St            Middlesboro
National City Corp.               National City Bank of KY         Bank  1225 N 12th St           Middlesboro


ARH Federal CU                    ARH Federal CU                 Credit  3805 W Cumberland Ave    Middlesboro

                                  THREE YR.     6/02     DEPOSITS   DEPOSITS  DEPOSITS  DEPOSITS
                                    COMP.    PCT OF LIST   6/02       6/01      6/00      6/99
HOLDING COMPANY                    GROWTH       (%)       ($000)     ($000)    ($000)    ($000)
---------------                   ---------  ----------- --------   --------  --------  --------
First State Bancshares Inc.       -18.38%       1.23       4,927     21,279    15,530     9,063
First State Bancshares Inc.        -4.31%       3.50      13,984     22,799    19,310    15,959
First State Bancshares Inc.        23.54%      14.53      58,030     30,399    28,238    30,779
First State Bancshares Inc.        -6.68%       1.39       5,560     16,719    14,872     6,841
First State Bancshares Inc.        -0.18%      17.07      68,186     60,797    63,535    68,547
                                             -------   ---------   --------  --------  --------
                                    4.73%      37.72     150,687    151,993   141,485   131,189

Community Trust Bancorp             7.87%      14.02      56,025     58,008    52,758    44,635
Community Trust Bancorp            -9.07%       4.15      16,566     17,166    15,819    22,038
Community Trust Bancorp             6.73%       4.76      19,007     18,326    16,535    15,631
                                             -------   ---------   --------  --------  --------
                                    3.63%      22.93      91,598     93,500    85,112    82,304

HFB FINANCIAL CORP.                 6.79%      18.69      74,649     61,605    58,910    61,291

Robertson Holding Co. L.P.         -4.38%      12.55      50,149     53,302    56,365    57,364
Robertson Holding Co. L.P.         -8.08%       1.33       5,307      6,822     6,003     6,834
                                             -------   ---------   --------  --------  --------
                                   -4.76%      13.88      55,456     60,124    62,368    64,198

National City Corp.                 5.03%       1.58       6,307      9,177     9,314     5,443
National City Corp.                51.96%       1.89       7,556      4,593     4,000     2,153
                                             -------   ---------   --------  --------  --------
                                   22.20%       3.47      13,863     13,770    13,314    7,596

ARH Federal CU                     -0.08%       3.31      13,225     15,671    12,762    13,257

AGGREGATE:                          3.54%     100.00     399,478    396,663   373,951   359,835

SNL DataSource

              HARLAN COUNTY, KENTUCKY DEPOSIT MARKET SHARE ANALYSIS
               THREE YR. 6/02 DEPOSITS DEPOSITS DEPOSITS DEPOSITS

                                                                                        BRANCH
                                                                         ------------------------------------
HOLDING COMPANY                           INSTITUTION              TYPE        ADDRESS               CITY
---------------                           -----------              ----  ---------------------    -----------
BB&T Corp.                        Branch Banking & Trust Co        Bank  101 N Main St            Harlan
BB&T Corp.                        Branch Banking & Trust Co        Bank  Harlan & Yocum           Evarts
BB&T Corp.                        Branch Banking & Trust Co        Bank  200 Waldon Rd            Harlan
BB&T Corp.                        Branch Banking & Trust Co        Bank  E Main St                Cumberland


HFB FINANCIAL CORP.               HOME FEDERAL BANK CORP           BANK  185 FINANCE ST           HARLAN
HFB FINANCIAL CORP.               HOME FEDERAL BANK CORP           BANK  102 CUMBERLAND AVE       HARLAN


Banco Harlan Inc.                 Bank of Harlan                   Bank  First & Central          Harlan
Banco Harlan Inc.                 Bank of Harlan                   Bank  Rt 421 S                 Harlan
Banco Harlan Inc.                 Bank of Harlan                   Bank  Main & Mound             Harlan


Robertson Holding Co. L.P.        Commercial Bank                  Bank  1520 E Main St           Cumberland

                                  THREE YR.     6/02      DEPOSITS   DEPOSITS  DEPOSITS  DEPOSITS
                                    COMP.    PCT OF LIST    6/02       6/01      6/00      6/99
HOLDING COMPANY                    GROWTH       (%)        ($000)     ($000)    ($000)    ($000)
---------------                   ---------  -----------  --------   --------  --------  --------
BB&T Corp.                        -7.75%        15.24      47,951     57,273    59,360    61,076
BB&T Corp.                        41.94%         3.52      11,057      8,123     5,796     3,866
BB&T Corp.                        34.33%         3.63      11,421      6,340     4,716     4,711
BB&T Corp.                        -0.57%        13.75      43,266     42,343    43,478    44,017
                                              -------   ---------   --------  --------  --------
                                   0.01%        36.14     113,695    114,079   113,350   113,670

HFB FINANCIAL CORP.                3.77%        22.99      72,323     65,626    64,618    64,724
HFB FINANCIAL CORP.               -1.76%         5.30      16,668     16,765    15,416    17,582
                                              -------   ---------   --------  --------  --------
                                   2.64%        28.29      88,991     82,391    80,034    82,306

Banco Harlan Inc.                 12.14%         9.16      28,826     25,368    22,110    20,440
Banco Harlan Inc.                 14.49%        10.34      32,533     28,992    25,269    21,679
Banco Harlan Inc.                  0.86%         6.46      20,333     18,119    15,793    19,820
                                              -------   ---------   --------  --------  --------
                                   9.66%        25.96      81,692     72,479    63,172    61,939

Robertson Holding Co. L.P.        -0.48%         9.59      30,173     30,305    28,288    30,608

AGGREGATE:                         2.92%       100.00     314,551    299,254   284,844   288,523

SNL DataSource

            CLAIBORNE COUNTY, TENNESSEE DEPOSIT MARKET SHARE ANALYSIS

                                                                                        BRANCH
                                                                         ------------------------------------
HOLDING COMPANY                           INSTITUTION              TYPE        ADDRESS               CITY
---------------                           -----------              ----  ---------------------    -----------
Claiborne Hldg Co. Inc.           First Century Bank               Bank  Hwy 25 E                 Harrogate
Claiborne Hldg Co. Inc.           First Century Bank               Bank  State Hwy 33             New Tazewell
Claiborne Hldg Co. Inc.           First Century Bank               Bank  Us Hwy 25 E              Tazewell


Robertson Holding Co. L.P.        Commercial Bank                  Bank  7675 Hwy #63             Speedwell
Robertson Holding Co. L.P.        Commercial Bank                  Bank  6710 Cumberland Gap      Harrogate
Robertson Holding Co. L.P.        Commercial Bank                  Bank  1001 N Broad St          New Tazewell


Citizens Bancorp Inc              Citizens Bank                    Bank  Broad St & Oak Ave       New Tazewell
Citizens Bancorp Inc              Citizens Bank                    Bank  Hwy 33                   Tazewell
Citizens Bancorp Inc              Citizens Bank                    Bank  Us Hwy 25 E              Harrogate


HFB FINANCIAL CORP.               HOME FEDERAL BK CORP             BANK  500 5TH AVE              NEW TAZEWELL

                                  THREE YR.     6/02     DEPOSITS   DEPOSITS  DEPOSITS  DEPOSITS
                                    COMP.    PCT OF LIST   6/02       6/01      6/00      6/99
HOLDING COMPANY                    GROWTH       (%)       ($000)     ($000)    ($000)    ($000)
---------------                   --------   ----------- --------   --------  --------  --------
Claiborne Hldg Co. Inc.            4.02%         5.38      20,986     21,195    19,345    18,643
Claiborne Hldg Co. Inc.            4.73%         8.31      32,420     30,194    28,439    28,223
Claiborne Hldg Co. Inc.            7.46%        26.44     103,119     92,355    84,707    83,098
                                              -------   ---------   --------  --------  --------
                                   6.39%        40.13     156,525    143,744   132,491   129,964

Robertson Holding Co. L.P.         5.92%         3.71      14,462     13,691    12,440    12,171
Robertson Holding Co. L.P.         9.72%        16.02      62,475     61,183    47,217    47,301
Robertson Holding Co. L.P.        -1.37%         7.29      28,422     26,554    29,437    29,624
                                              -------   ---------   --------  --------  --------
                                   5.75%        27.02     105,359    101,428    89,094    89,096

Citizens Bancorp Inc               0.23%        15.43      60,168     62,432    62,530    59,754
Citizens Bancorp Inc               0.44%         3.09      12,034     11,449    10,692    11,876
Citizens Bancorp Inc              -1.81%         4.32      16,848     17,609    18,897    17,797
                                              -------   ---------   --------  --------  --------
                                  -0.14%        22.84      89,050     91,490    92,119    89,427

HFB FINANCIAL CORP.               12.39%        10.03      39,115     37,976    34,492    27,550

AGGREGATE:                         5.09%       100.00     390,049    374,638   348,196   336,037

SNL DataSource

            CAMPBELL COUNTY, TENNESSEE DEPOSIT MARKET SHARE ANALYSIS

                                                                                        BRANCH
                                                                         ------------------------------------
HOLDING COMPANY                           INSTITUTION              TYPE        ADDRESS               CITY
---------------                           -----------              ----  ---------------------    -----------
Lafollette First Natl Corp.       First NB of La Follette          Bank  101 W Central Ave        Lafollette
Lafollette First Natl Corp.       First NB of La Follette          Bank  1103 W Cherry St         Lafollette
Lafollette First Natl Corp.       First NB of La Follette          Bank  Hwy 25-w                 Lafollette


First Volunteer Corporation       First Volunteer Bk of TN         Bank  Woodson's Mall           Lafollette
First Volunteer Corporation       First Volunteer Bk of TN         Bank  100 5th St               Jellico
First Volunteer Corporation       First Volunteer Bk of TN         Bank  Us Hwy 25w               Caryville
First Volunteer Corporation       First Volunteer Bk of TN         Bank  Main St                  Jacksboro
First Volunteer Corporation       First Volunteer Bk of TN         Bank  161 E Central Ave        Lafollette


Peoples NatlLflltte Fncl.Corp     Peoples NB of La Follette        Bank  100 Central Ave          Lafollette
Peoples NatlLflltte Fncl.Corp     Peoples NB of La Follette        Bank  3501 General Carl        Lafollette
Peoples NatlLflltte Fncl.Corp     Peoples NB of La Follette        Bank  2300 Jacksboro Pike      Lafollette


Union Planters Corp.              Union Planters Bank NA           Bank  2421 Jacksboro Pike      Lafollette
Union Planters Corp.              Union Planters Bank NA           Bank  245 W Central Ave        Lafollette


Union Bcshs Campbell Cnty         Union Bank                       Bank  1075 5th St              Jellico

McCreary Bancshares Inc.          First Trust & Savings Bank       Bank  2824 Appalachia Hwy      Jacksboro
                                  THREE YR.     6/02     DEPOSITS   DEPOSITS  DEPOSITS  DEPOSITS
                                    COMP.    PCT OF LIST   6/02       6/01      6/00      6/99
HOLDING COMPANY                    GROWTH       (%)       ($000)     ($000)    ($000)    ($000)
---------------                   --------   ----------- --------   --------  --------  --------
Lafollette First Natl Corp.         2.59%       23.76      96,863    100,701    86,325    89,698
Lafollette First Natl Corp.         3.74%        2.79      11,370     10,253     9,865    10,185
Lafollette First Natl Corp.         2.02%        5.01      20,412     18,551    17,532    19,222
                                              -------   ---------   --------  --------  --------
                                    2.60%       31.56     128,645    129,505   113,722   119,105

First Volunteer Corporation        -2.69%        2.96      12,071     12,823    13,396    13,100
First Volunteer Corporation        -0.38%        3.65      14,890     13,737    13,600    15,063
First Volunteer Corporation           NA         0.00           0          0     1,377     1,405
First Volunteer Corporation         4.88%       14.75      60,148     62,490    54,157    52,139
First Volunteer Corporation        29.62%        1.78       7,274      4,807     5,012     3,340
                                              -------   ---------   --------  --------  --------
                                    3.53%       23.14      94,383     93,857    87,542    85,047

Peoples NatlLflltte Fncl.Corp       3.26%       14.00      57,066     53,016    64,394    51,827
Peoples NatlLflltte Fncl.Corp       4.56%        1.60       6,519      6,370     5,556     5,703
Peoples NatlLflltte Fncl.Corp      -0.99%        3.84      15,665     15,954    15,683    16,140
                                              -------   ---------   --------  --------  --------
                                    2.46%       19.44      79,250     75,340    85,633    73,670

Union Planters Corp.               -5.43%        7.33      29,871     30,921    31,923    35,319
Union Planters Corp.              -15.65%        4.88      19,886     24,163    27,545    33,134
                                              -------   ---------   --------  --------  --------
                                  -10.09%       12.21      49,757     55,084    59,468    68,453

Union Bcshs Campbell Cnty           5.39%       10.79      43,998     40,186    37,594    37,589

McCreary Bancshares Inc.          328.21%        2.85      11,626      8,219     1,505       148

AGGREGATE:                          2.01%      100.00     407,659    402,191   385,464   384,012

SNL DATASOURCE

FINANCIAL HIGHLIGHTS

The selected financial data and ratio analysis exhibits the Company's fundamental balance sheet composition and earnings performance for the calendar years ending December 31, 2001 and 2002 and year-to-date June 30, 2003 utilizing regulatory data filed by the Company. The peer group analysis is derived from the Company's June 30, 2003 Uniform Holding Company Performance Report and SNL Securities LLC Financial DataSource.


                           HFB FINANCIAL CORPORATION
                              FINANCIAL HIGHLIGHTS
                                  IN THOUSANDS

                                                                       YE 12/31/01     YE 12/31/02      YTD 06/03
                                                                       -----------     -----------     ------------
Total Cash & Bals Due Dep Inst                                         $     7,507     $     4,541     $     4,536
Tot Fed Funds & Reverse Repos                                                3,323             500             500
Total Securities                                                            62,256          70,418          58,555
Tot Lns & Lses (Incl Lns HFS)                                          $   141,644     $   166,809     $   184,628
Total Reserves                                                                 780           1,192           1,391
                                                                       -----------     -----------     -----------
Total Net Loans                                                        $   140,864     $   165,617     $   183,237
Premises & Fixed Assets                                                $     4,542     $     4,455     $     4,758
Total Other Real Estate Owned                                                  148           1,674          1 ,766
Total Intangible Assets                                                        220             132              99
Other Assets                                                                 6,593           6,400           6,391
                                                                       -----------     -----------     -----------
Total Assets                                                           $   225,453     $   253,737     $   259,842

Nonint-bearing Deposits                                                $     3,352     $     7,162     $    10,086
Interest-bearing Deposits                                                  186,034         192,471         194,125
                                                                       -----------     -----------     -----------
Total Deposits (Incl Dom & For)                                        $   189,386     $   199,633     $   204,211
Tot Fed Funds & Repos                                                  $         0     $         0     $         0
Subordinated Notes & Debentures                                                  0               0               0
Other Borrowed Money                                                        12,413          27,723          29,081
Other Liabilities                                                            2,677           2,816           2,334
Minority Interest                                                                0               0               0
                                                                       -----------     -----------     -----------
Tot Liabilities (Y -9 Fmt)                                             $   204,476     $   230,172     $   235,626
Total Equity                                                           $    20,977     $    23,565     $    24,216

Total Interest Income                                                  $    15,662     $    16,152     $     7,889
Total Interest Expense                                                       9,229           7,224           2,962
                                                                       -----------     -----------     -----------
Net Interest Income                                                    $     6,433     $     8,928     $     4,927
Total Provision Expense                                                        145             457             210
Total Non interest Income                                                      927           1,175             609
Total Realzd Gns(Ls)-Secs                                                        6               0               1
Total Noninterest Expense                                                    5,064           6,617           3,488
Inc bef Inc Tax & Extra Items                                                2,157           3,029           1,839
Income Taxes                                                                   710             965             572
                                                                       -----------     -----------     -----------
Net Income (Loss)                                                      $     1,447     $     2,064     $     1,267

                            HFB FINANCIAL CORPORATION
                              FINANCIAL HIGHLIGHTS
                                 RATIO ANALYSIS

                                     YE 12/31/01     YE 12/31/02      YTD 06/03
                                     -----------     -----------      ---------
ROAA                                     0.65%           0.84%           0.99%
ROAE                                     6.90            9.55           10.79
Interest Income/ AA                      7.00            6.70            6.29
Interest Expense/ AA                     4.11            2.94            2.30
Net Interest Income/ AA                  2.89            3.76            3.99
Noninterest Income/ AA                   0.41            0.48            0.47
Noninterest Expense/ AA                  2.26            2.69            2.71
Net Interest Margin                      3.06            4.02            4.35
Yield/ Cost Spread                       2.74            3.64            4.03
Oper Exp/ Oper Rev                      67.50           65.56           63.03
Leverage Ratio                           9.13            8.65            8.81
Tier 1 Risk Based Ratio                 16.88           14.99           14.27
Risk Based Capital Ratio                17.53           15.80           15.14
Common Div Decl/Net Inc                 34.07           25.82           25.65
Total RE Loans/ Tot Lns                 95.01           95.49           95.05
Total C&I Loans/ Tot Lns                 1.06            1.32            1.62
Total Cons Lns/ Tot Lns                  4.27            3.37            3.40
Agricultural Prod/ Tot Lns               0.03            0.05            0.03
Oth Non-RE Lns/ Tot Lns                  0.00            0.10            0.27
Nonint Bearing/Tot Dep                   1.77            3.59            4.94
Total Trans Accts/ Deposits             10.12           12.80           14.04
MMDAs+Savings/ Deposits                  3.93            3.94            3.94
Retail Time Dep/ Deposits               53.34           51.64           49.89
Jumbo Time Dep/ Deposits                32.61           31.63           32.13
Total Noncurrent Lns/ Loans              2.30            1.42            0.89
NPLs/ Loans                              2.13            1.42            0.89
NPAs/ Assets                             1.40            1.60            1.31
NPAs/ (Loans+OREO)                       2.23            2.40            1.83
NPAs + 90/ Assets                        1.51            1.60            1.31
Reserves/ Loans                          0.55            0.71            0.75
Reserves/ NPAs                          24.64           29.43           40.80
NCOs/Average Loans                       0.03            0.03            0.01
Loan Loss Prov/NCOs                    315.22        1,015.56        1,909.09
Liquidity Ratio                         34.03           32.78           26.94
total Earning Assets/Assets             92.58           93.29           93.26
Core Deposits/Total Assets              56.61           53.79           53.34
Jumbo CDs/ Tot Dom Dep                  32.61           31.63           32.13
Yld on Loans and Leases                  8.33            7.81            7.37
Yield on Total Secs(Debt+Eq)             5.57            5.71            5.26
Yld on Earning Assets                    7.39            7.03            6.70
Cost of Int Bear Deps                    4.64            3.29            2.41
Cost of Borrowings (Non Deps)            5.48            4.71            4.59
Cost of Int Bear Liabs                   4.65            3.39            2.67

As mentioned the analysis which follows was taken from the Company's June 30, 2003 Uniform Holding Company performance report and some December 31, 2001 data from SNL Securities LLC. This data consists of regulatory financial information and is based on calendar year reporting for all institutions. The comparable group includes only commercial banks with consolidated assets under $300.0 million.

A review of the historic data presented reveals significant growth in assets and loans since year-end 2001. Overall, total assets have increased $34.4 million or at a compound growth rate of 9.93% since year-end 2001.


                                    (GRAPH)


HFB FINANCIAL CORPORATION
GROWTH


                      2001              2002               6/30/03
                   ---------          ---------           ---------
                                     IN THOUSANDS
ASSETS             $ 225,453          $ 253,737           $ 259,842
DEPOSITS           $ 189,386          $ 199,633           $ 204,211
TOTAL LOANS        $ 141,644          $ 166,809           $ 184,628

As indicated above, total deposits of $204.2 million at June 30, 2003, have increased $14.8 million since year-end 2001 resulting in a compound growth rate of 5.15%. The growth within the Company's deposit base since 2001 has been concentrated in non-interest bearing demand deposits and certificates of deposit over $100,000. As of June 30, 2003 non-interest bearing demand deposits equal $10.1 million or 4.94% of total deposits. Total time certificates greater then $100,000 equal $65.6 million and represent 32.13% of the Company's total deposit base. Overall total time deposits, NOW accounts and MMDA and other savings accounts, at June 30, 2003, equal $167.5 million, $18.6 million and $8.1 million, respectively. The composition of the Company's total deposit base at June 30, 2003 is as follows:

                               DEPOSIT COMPOSITION
                                  JUNE 30, 2003


        Demand Deposits                         5%
        Now                                     9%
        Money Market & Savings                  4%
        Time <$100M                            50%
        Time >$100M                            32%
                                              ---
                                              100%

From year-end 2001 through June 30, 2003, total loans increased $43.0 million resulting in a compound growth rate of 19.33%. The loan growth achieved since 2001 has been concentrated within the Company's real estate related portfolio. Since year-end 2001, the Company's total real estate related loans have increased $40.9 million. Approximately 69% of the Company's real estate related lending is concentrated in 1-4 family loans, 31% are loans secured by commercial real estate of which non-farm non-residential loans constitute approximately 69% of total commercial real estate loans. Despite the Company's conversion to a commercial bank, the composition of the Company's loan portfolio still more closely resembles that of a thrift institution. As of June 30, 2003, real estate loans comprise approximately 95.05% of the Company's total loans compared to 69.54% for peer and commercial and industrial loans constitute 1.62% of the Company's loan portfolio compared to 15.52% for peer. The overall composition of the Company's loan portfolio as of June 30, 2003 is as follows:


                           LOAN PORTFOLIO COMPOSITION

        1-4 Family Real Estate                 65%
        Commercial Real Estate                 30%
        Consumer                                3%
        Commercial                              2%
                                              ---
                                              100%

The Company has historically maintained an adequate capital base well above regulatory minimum guidelines. As of June 30, 2003, the Company maintains a total tier one capital base of $22.8 million representing a tier one leverage ratio of 8.81%.

                                    (GRAPH)


HFB FINANCIAL CORPORATION
TIER ONE LEVERAGE CAPITAL

                                2001               2002            6/30/03
                             ----------         ----------        ----------
                                                PERCENTAGE
COMPANY                        9.13%              8.65%              8.81%
PEER                           8.92%              9.10%              9.19%


While the Company has exhibited an increasing trend in earnings performance over the period reviewed, earnings performance has remained below peer levels. For the six months ending June 30, 2003, the Company's net income equals $1.3 million representing a return on average assets of 0.99% compared to 1.14% for peer.

                                    (GRAPH)


HFB FINANCIAL CORPORATION
RETURN ON AVERAGE ASSETS


                                2001               2002             6/30/03
                             ----------         ----------        ----------
                                                PERCENTAGE
COMPANY                        0.65%               0.84%              0.99%
PEER                           1.02%               1.10%              1.14%

                                    (GRAPH)


HFB FINANCIAL CORPORATION
RETURN ON AVERAGE EQUITY

                                2001               2002            6/30/03
                             ----------         ----------        ----------
                                                PERCENTAGE
COMPANY                         6.90%              9.55%             10.79%
PEER                           10.55%             11.16%             11.34%


The Company's net interest margin has increased significantly over the period reviewed and is now seventeen basis points above peer. The increasing trend in the Company's net margin relative to the peer group is primarily a result of the Company's liability sensitive position during the declining interest rate environment experienced since December 31, 2001 coupled with an increase in the Company's loan portfolio relative to total assets and above peer yields within the loan portfolio. Since December 31, 2001 the Company's yield on earning assets has declined from 7.42% to 6.86% as of June 30, 2003, or 56 basis points, versus a decline in interest expense to average earning assets from 4.36% to 2.51% or 185 basis points. Over the same period, the peer group's yield on earning assets has declined by 178 basis points while interest expense to average earning assets has declined 168 basis points. This trend has been partially offset by the Company's above peer cost of funds in terms of interest expense to average earning assets. For the six months ending June 30, 2003, the Company's interest income to average earning assets equals 6.86% compared to 6.11% for peer. Over the same period, the Company's interest expense to average earning assets equals 2.51% compared to 1.93% for peer.

                                    (GRAPH)


HFB FINANCIAL CORPORATION
NET INTEREST MARGIN


                               2001                2002            6/30/03
                             ----------         ----------        ----------
                                                PERCENTAGE
COMPANY                        3.06%               4.02%             4.35%
PEER                           4.29%               4.31%             4.18%


                                    (GRAPH)


HFB FINANCIAL CORPORATION
NON-INTEREST INCOME/AVERAGE ASSETS

                                2001               2002             6/30/03
                             ----------         ----------        ----------
                                                PERCENTAGE
COMPANY                        0.41%              0.48%             0.47%
PEER                           0.85%              0.87%             0.92%


The Company's overall non-interest income to average assets has remained well below peer level over the period reviewed. The Company's low level of fee income as well as its above peer cost of funds is primarily a result of the composition of the Company's deposit base which more closely resembles a thrift institution than a commercial bank. As of June 30, 2003, time deposits over $100,000 represent 25.25% of the Company's total assets compared to 12.73% for peer.

                                    (GRAPH)


HFB FINANCIAL CORPORATION
NON-INTEREST EXPENSE/AVERAGE ASSETS

                                2001               2002            6/30/03
                             ----------         ----------        ----------
                                                PERCENTAGE
COMPANY                         2.26%             2.69%             2.71%
PEER                            3.10%             3.05%             3.03%

Over the period reviewed, the Company's level of non-interest expense to average assets while increasing has remained well below peer. A review of the Company's total overhead expense components as of June 30, 2003 reveals that the Company's below peer operating cost can be attributed primarily to lower personnel and occupancy expenses as the following table indicates:

                            PERCENT OF AVERAGE ASSETS


                      Company    Peer
                      -------    ----
Personnel Expense      1.39%     1.68%
Occupancy Expense      0.35%     0.43%
Other Expense          0.97%     0.96%
                       ----      ----
    Total              2.71%     3.03%


A fundamental indication of the Company's liquidity position is provided by a review of the Company's net loan to deposit and net non-core funding dependence ratios. These ratios provide an indication of the Company's ability to account for changes in the composition of the balance sheet, as well as provide funds for future growth. As of June 30, 2003, the Company's net loan to deposit ratio equals 89.73% compared to 77.34% for peer. In addition, the Company's net loans to core deposits equals 132.20% compared to 92.85% for peer, at June 30, 2003. The Company's total borrowings have increased from $12.4 million at December 31, 2001 to $25.6 million at June 30, 2003 and certificates of deposit over $100,000 have increased from $61.8 million at December 31, 2001 to $65.6 million at June 30, 2003. The Company's net non-core funding dependence as of June 30, 2003 equals 37.69% versus the peer group of 14.00%. This ratio coupled with the Company's level of net assets re-pricable within one year provide an indication of the Company's sensitivity to changes in interest rates. As of June 30, 2003, the Company's net assets as a percentage of total assets that re-price within one year equal -33.10% versus 4.35% for peer. The Company's high level of non-core fund dependence coupled with its significant negative one-year re-pricing gap indicates an increase in interest rates could have a significant negative impact on the Company's net income.

                                    (GRAPH)

HFB FINANCIAL CORPORATION
NET LOANS/DEPOSITS

             2001       2002      6/30/30
            ------     ------     -------
COMPANY     74.38%     82.96%      89.73%
PEER        77.45%     77.58%      77.34%



The Company's net loan to deposit ratio has increased from 74.38% at December 31, 2001, to 89.73% at June 30, 2003. This increasing trend is a result of the Company aggressively pursuing loan growth. Over the same period, the peer group posted a slight decline in net loans to deposits from 77.45% to 77.34%. The Company's significant dependence on non-core funding coupled with its increasing net loan to deposit ratio, indicates additional loan growth could strain the Company's liquidity position.

As indicated below, over the period presented, the Company has experienced an above peer level of asset quality concerns. As of June 30, 2003, the Company's non-current loans have declined and now approximate peer at 0.89% of total loans. However, the Company still has a significant level of loans 30 days + past due compared to peer.


                                    (GRAPH)

HFB FINANCIAL CORPORATION
NON-CURRENT LOANS/GROSS LOANS

             2001       2002      6/30/30
            ------     ------     -------
COMPANY      2.30%      1.42%       0.94%
PEER         0.87%      0.84%       0.89%



                                    (GRAPH)

HFB FINANCIAL CORPORATION
30 DAYS + PAST DUE & NON-CURRENT LOANS/GROSS LOANS

             2001       2002      6/30/30
            ------     ------     -------
COMPANY      4.08%      1.86%       2.41%
PEER         2.35%      2.20%       2.19%

                                    (GRAPH)

HFB FINANCIAL CORPORATION
NET LOAN LOSSES/AVERAGE TOTAL LOANS

             2001       2002      6/30/30
            ------     ------     -------
COMPANY      0.03%      0.03%       0.01%
PEER         0.24%      0.24%       0.16%



The Company's historical level of charge-off activity has remained below peer since 2001.

                                    (GRAPH)

HFB FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES/TOTAL LOANS

             2001       2002      6/30/30
            ------     ------     -------
COMPANY      0.55%      0.71%       0.75%
PEER         1.26%      1.29%       1.31%

As of June 30, 2003, the Company maintains an allowance for loan and lease losses which remains significantly below peer at 0.75% of total loans compared to peer level of 1.31%. In addition, as of June 30, 2003, the Company's loans 30-89 days past due and still accruing equal 1.52% of total loans compared to 1.18% for peer. At June 30, 2003, 1.08% of the Company's commercial real estate loan portfolio is on non-accrual status and an additional 2.7% is 30-89 days past due and still accruing. In addition, the Company has $1.8 million in other real estate owned and its total non-performing loans and other real estate owned equal 245.08% of loan loss reserves, at June 30, 2003, compared to 69.01% for peer.

Given the Company's level of non-current loans and other asset quality indicators described above, the Company's allowance for loan and lease losses may require additional funding to absorb reasonably anticipated charge-offs within the loan portfolio.

METHODOLOGY

In order to determine the fair value of a common stock in relation to the assets, earnings and equity of a company it requires a comprehensive analysis of the company, its markets, future growth prospects and the micro and macro economic environment in which it operates. Under the Delaware Block Method and current Tennessee case law the concept of fair value requires explicit utilization and the appropriate weighting of three valuation methods normally considered by analysts and the courts to determine fair value. The Transaction Value Method of valuing a share of common stock is determined by examining a limited number of transactions which are assumed to have occurred at arm's length. The Asset Value Method is based on adjusted value of net assets. The Earnings Value Method, utilized under the Delaware Block Method and Tennessee case law, involves an estimation of the present value of a company's future earnings. Under this method, an estimate of a company's future earnings is derived by averaging the company's recent earnings over a relevant period and applying a capitalization rate or price to earnings ratio to this future earnings estimate.

The following discusses each valuation methodology under the Delaware Block Method utilized in determining the fair value of the Company's common shares.

For purposes of this analysis the Company's shareholders' equity and shares outstanding are as follows.


                              VALUATION ADJUSTMENTS

June 30, 2003 Shareholders' Common Equity                       $24,216,000

August 11, 2003 Common Shares Outstanding                         1,301,101

TRANSACTION VALUE METHOD

The Transaction Value represents the price(s) at which shares of common stock in the Company have exchanged hands between a willing buyer and seller. As of August 11, 2003 the Company has 1,301,101 common shares outstanding. As of September 26, 2003 the Company's common shares closed trading on the NASDAQ at $19.91 per share. Since June 25, 2003 the Company has had 28,826 of its common shares trade on NASDAQ between $18.35 and $20.50 per common share.

Based upon this recent activity, the transaction price is $19.91 per share. The following summarizes the results. Exhibit Two of this report details the Company's common stock trading history since September 24, 2002.


        Transaction Value
          Per Common Share                                     $19.91
          Multiple of Book Value (06/30/03)                      1.07X

ASSET VALUE METHOD

The Asset Value Method considers the value of assets based on information available. The valuation is based on "market adjusted" book value. Analysis of the Company's financial statements as of June 30, 2003 indicates the Company has intangible assets of $99,000. The following presents the Asset Value based on adjustments derived from the Company's June 30, 2003 FR Y-9C and Form 10-Q.


         Shareholders' Common Equity (6/30/03)      $24,216,000

         Total Intangible Assets                        (99,000)
                                                    -----------

             Net Market Adjusted Book Value         $24,117,000
                                                    ===========

                Per Common Share                    $     18.54

                Multiple of Book Value                     1.00X

EARNINGS VALUE METHOD

The Earnings Value Method equates the fair value of a company to the present value of its anticipated future earnings. An estimate of the Company's future earnings is derived utilizing an average of the Company's reported earnings since 2001. As mentioned previously, the Bank converted to a state chartered commercial bank in December 2001. Due to this change in the Company's operations and higher earnings in the last three years, we are of the opinion that the Company's earnings over the last three years are a more accurate predictor of the Company's future earnings than what would be attained by including more historic operating results. The following table demonstrates the Company's estimated future earnings to be utilized in the Earnings Value Method:


June 30, 2001 Company Net Income                  $1,489,000
June 30, 2002 Company Net Income                   1,589,000
June 30, 2003 Last Twelve Month Net Income         2,484,000
                                                  ----------
Average Company Net Income Since 2001             $1,854,000


Under the Earnings Method the Company's estimated future earnings are multiplied by an appropriate price earnings ratio in order to determine the fair value of the Company's common shares. The price to earnings multiple utilized in determination of fair value under this methodology is 15.67 times earnings. The 15.67X earnings ratio represents the median last twelve month price earnings ratio of a large subsection of publicly traded banks and thrifts. The composition of this group consists of all 292 exchange traded banks and thrifts, excluding mutual holding companies, in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Maryland, Michigan, Minnesota, Mississippi, Missouri, Nebraska, North Carolina, North Dakota, Ohio, Pennsylvania, South Carolina, South Dakota, Tennessee, Virginia, West Virginia and Wisconsin which are not currently being acquired and have total assets between $100.0 million and $5.0 billion and have a last twelve month return on average equity greater then 5.0%. This price to earnings multiple embodies a median of what community banks and thrifts currently trade for without significant consideration being given to the size, location, balance sheet structure or operating results of this group beyond a minimum level. The following table demonstrates the application of this last twelve month price earnings ratio to the Company's estimated future earnings.


Three Year Average Company Net Income     $ 1,854,000
Price/Earnings Multiple                         15.67X
                                          -----------
Earnings Value                            $29,052,000
                                          ===========
     Per Common Share                     $     22.33
     Multiple of Book Value                      1.20X

CONCLUSION - DELAWARE BLOCK METHOD

The following table presents a summary and weighting of the previously derived methodologies.


                           VALUE PER SHARE     FAIR VALUE WEIGHT
                           ---------------     -----------------
Transaction Value               $19.91                55.00%

Asset Value Method               18.54                 0.00%

Earnings Value Method            22.33                45.00%

DELAWARE BLOCK METHOD
FAIR VALUE                      $21.00               100.00%


Over the last three months ending September 25, 2003 the Company has had 28,826 common shares trade between $18.35 per share and $20.50 per share which equates to an average daily trading volume of 313 shares per day over this period of time. In addition, from December 31, 2002 through June 30, 2003 institutional ownership in the Company's common stock increased from 3.1% to 5.48% of the Company's total common shares outstanding. Based on the level of trading activity in the Company's shares as well as the increasing level of institutional interest in the Company's common stock, we are of the opinion that the market for the Company's common shares is relatively efficient and the current price at which the Company trades is an accurate reflection of investor perceptions of the Company's value.

In determination of the fair value of the Company's common shares under the Delaware Block Method we are of the opinion that the Asset Value Method is more of an accounting valuation or liquidation value which does reflect the going concern aspect of the Company's business and is not included in our opinion of value.

In the utilization of the Earnings Value Method in determining the fair value of the Company we are of the opinion that the average of the Company's earnings over the last three years may somewhat understate the Company's future earnings potential. However, we are of the opinion that the Company's current price to earnings ratio should be below that of median of the 292 financial institutions that were utilized in the determination of the Earnings Value Method. In our opinion, the Company has lower potential long-term earnings growth prospects than the median of these institutions. In addition, the Company has a significant reliance on interest sensitive non-core funding. Over the long-term, once an institution has maximized its current operations and efficiency ratio, a financial institution's growth in net income must be driven by core deposit growth. Over the long-term an institution can only grow its deposits faster than the aggregate deposit growth in the markets in which it operates by increasing deposit rates which in turn reduces net margins and profitability. Over the last twelve months ending June 30, 2003, the Company has increased its deposits 1.19% compared to last twelve month median deposit growth of 9.14% for the 292 financial institutions utilized in the Earnings Value Method. In addition, the core markets in which the Company operates have exhibited an aggregate three-year compound rate of deposit growth of only 3.38%. Given our analysis of these facts, we have weighted the Earnings Value Method less heavily in our determination of the fair value of the Company's common shares under the Delaware Block Method.

Based on the foregoing as well as all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion as an independent appraiser that the fair value of the Company's common stock under current Tennessee statutes utilizing the Delaware Block Method of determining fair value is $21.00 per common share without the application of any marketability or minority discounts.

CONSIDERATION OF RECENT FAIR VALUE CASE LAW

In recent years the courts in Delaware and a number of other states have augmented the original Delaware Block Method with a number of additional valuation techniques in determining fair value. It is our opinion the most theoretically sound and fundamentally significant of these additional methods utilized in the determination of fair value are as follows:

The Adjusted Book Value Method evaluates prevailing market conditions for companies by comparing the market price to book value ratios of comparable publicly traded organizations to the subject company. The Investment Value Method relates investor's perception of comparable publicly traded organizations by comparing the market price to earnings per share of these organizations to the subject company's current earnings. The Discounted Cash Flow Method relates fair value to the future earnings and dividend capacity of a company.

In addition to the previous valuation methodologies, some courts have held that the appraiser should also consider control premiums in the determination of fair value. The appraiser must use extreme care in employing whole bank acquisition transactions as a proxy for control premiums and fair value. In utilizing acquisition comparables in the determination of fair value, the appraiser must be cautious in the selection of comparable banks and transactions. The acquisition market is dynamic and influenced by significantly more factors than simply comparing transactions to a subject company. There are three major issues of concern which can have a dramatic impact on acquisition transactions. The following presents the three primary factors to be considered when and if acquisition comparables are utilized:

Utilizing Stock Transactions in Comparables

It is a very common practice when a bank acquires another bank to trade shares of common stock. In these transactions, the acquiring bank issues new shares to the shareholders of the selling bank in exchange for their common shares. What a bank can pay for another bank utilizing common stock, in most cases, is significantly different than what an acquirer may or could pay in cash. There are many factors that influence the price a bank can sell for in a stock transaction that have nothing to do with the selling entity. These would include the price of the acquiring company's shares, the bank stock market, the price-to-earnings and price-to-equity ratios of the acquiring company and the current and projected level of earnings of the acquirer. These factors have nothing to do with the acquired company, but these factors comprise at least one-half of the factors that determine what a bank may sell for in a stock transaction.

In a dissenters' action, the dissenters receive cash in return for their shares. Comparing a cash based transaction to a stock exchange merger is like comparing apples to oranges.

Acquisition Accounting

Prior to June 30, 2001, acquisitions were accounted for utilizing two different accounting methods. Transactions that were not all common stock of the acquiring company were, in most instances, accounted for under the purchase method of accounting for business combinations. Transactions where the acquired company received their entire sale price in the acquiring company's common stock were typically accounted for under the pooling of interest method of accounting. Experts should agree that the accounting and financial impact of stock pooling of interest transactions produced superior financial results when compared to the purchase method of accounting utilized in reporting cash transactions.

Synergies/Cost Savings

The majority of bank acquisition transactions involve transactions in which the acquiring entity is also a bank. Because of the banking industry's uniformity in operations and ability to realize economies of scale in consolidation, an acquiring bank is able to pay a premium due to the potential for cost savings from employee lay-offs, branch closings and consolidation of operations. These actions allow an acquirer to significantly increase the earnings of the acquired institution and justify paying a control premium.

If acquisition comparables are utilized in the determination of fair value, they must be acquisitions where the seller receives cash and there should be a minimum of synergies between the companies that are being combined. While most opinions regarding fair value are focused on making sure that the dissenters are treated fairly, the improper utilization of acquisition comparables can be extremely damaging to the corporation and produce an unrealistic valuation level.

The following pages demonstrate the utilization of these additional valuation methods in determining fair value.

ADJUSTED BOOK VALUE METHOD

The adjusted book value method adjusts the shareholders' equity (book value) of the Company to reflect investors perceptions of future returns of the Company. A multiple is applied due to book value not accurately reflecting these investor perceptions which help determine the fair value of the Company. The factor applied to book value reflects current market conditions and is the median ratio of the market price to book value for a set of publicly traded comparable banking institutions.

The comparable peer group consists of all banks and thrifts traded on the NASDAQ, AMEX or NYSE which are not currently under agreement to be acquired, have total assets between $150 million and $500 million headquartered in Alabama, Arkansas, Georgia, Indiana, Kentucky, Mississippi, North Carolina, Ohio, Tennessee or Virginia, have a core return on average equity between 8.00% and 12.00% over the most recently reported last twelve month period, have an equity to assets ratio between 8.50% and 10.50% and also regularly pay dividends to common shareholders (the "Comparable Bank Group"). While no two financial institutions are exactly alike, the institutions in the Comparable Bank Group were chosen due to their similarities to the Company in terms of asset size, use of financial leverage and balance sheet structure, operating performance and geographic location.

The following section presents the financial characteristics of these organizations followed by the determination of the Comparable Bank Group median multiple of market price-to-book value and the application of this multiple to the June 30, 2003 book value of the Company.


                   COMPARABLE BANK GROUP FINANCIAL HIGHLIGHTS


                                                                                              NET  EFFICIENCY DIVIDEND     NPAS+90+
                                              TOTAL  EQUITY/    LOANS/     ROAA     ROAE   MARGIN       RATIO   PAYOUT  DAYS DELINQ/
                                             ASSETS   ASSETS  DEPOSITS  6/30/03  6/30/03  6/30/03     6/30/03  6/30/03        ASSETS
                                            6/30/03  6/30/03   6/30/03      LTM      LTM      LTM         LTM      LTM       6/30/03
COMPANY NAME                 STATE  TYPE     ($000)      (%)       (%)      (%)      (%)      (%)         (%)      (%)           (%)
------------                 -----  ----    -------  -------  --------  -------  -------  -------  ----------  -------  ------------
BOE Financial Services of VA  VA    Bank    235,403    9.61     80.64      0.84     8.95     4.26     60.30     33.33         NA
Classic Bancshares, Inc.      KY    Bank    329,617    9.84     98.03      1.25    12.09     4.53     59.11     12.17       0.79
Community Financial Corp      VA    Thrift  306,682    8.92    102.66      1.09    11.84     3.99     68.49     24.49       0.59
FFW Corporation               IN    Thrift  242,771    9.74     80.34      1.00    10.08     2.98     51.96     34.68       1.13
Shore Financial Corporation   VA    Bank    187,468   10.38     81.78      1.05    10.09     3.65     58.92     16.67       0.39
Logansport Financial Corp.    IN    Thrift  160,249    9.97    103.87      1.08    10.31     2.99     49.18     30.56       0.86
LSB Financial Corp.           IN    Thrift  310,932    8.52    116.58      0.86    10.50     3.49     56.22     24.10       1.77
Pinnacle Bancshares, Inc.     AL    Bank    220,916    8.98     61.03      1.07    11.69     3.64     56.92     28.78       1.31

HFB FINANCIAL CORPORATION     KY    BANK    259,484    9.33     90.80      0.98    10.65     3.92     61.66     23.35       1.31

MEDIAN:                                     239,087    9.68     89.91      1.06    10.41     3.65     57.92     26.64       0.86

COMPARABLE BANK GROUP

The following table provides detailed analysis of the market price-to-book value per share multiple of the Comparable Bank Group.

                  RATIO OF MARKET PRICE-TO-BOOK VALUE PER SHARE
                               SEPTEMBER 26, 2003

BANK                                   CITY                   PRICE/BOOK VALUE
----                                   ----                   ----------------
BOE Financial Services of Virginia     Tappahannock, VA            1.36X
Classic Bancshares, Inc.               Ashland, KY                 1.40
Community Financial Corporation        Staunton, VA                1.36
FFW Corporation                        Wabash, IN                  1.20
Shore Financial Corporation            Olney, VA                   1.43
Logansport Financial Corporation       Logansport, IN              1.10
LSB Financial Corp.                    Lafayette, IN               1.24
Pinnacle Bancshares, Inc.              Jasper, AL                  1.10

     MEDIAN                                                        1.30X

Source: Financial information supplied by SNL Financial L.P. DataSource. Pricing as of September 26, 2003

The following presents the application of the median multiple to the Company's June 30, 2003 shareholders' equity.


Company June 30, 2003 Shareholders' Equity      $24,216,000
Comparable Bank Group Multiple                         1.30X
                                                -----------
Adjusted Book Value                             $31,481,000
                                                ===========
     Per Common Share                           $     24.20
     Multiple of Book Value                            1.30X

INVESTMENT VALUE METHOD

The Investment Value Method establishes a proxy for value based on the earnings capacity of a company. This technique is based on the premise that investors' value shares of stock by analyzing the earnings of the organization and subsequently apply a multiple that reflects future growth prospects.

A price/earnings multiple is computed by utilizing the median price/earnings multiple of the previously established Comparable Bank Group. This multiple reflects investor perceptions of the future earnings capacity and value of the Comparable Bank Group.

COMPARABLE BANK GROUP

The median multiple for the Comparable Bank Group is derived in the following table.

    RATIO OF MARKET PRICE TO YEAR-TO-DATE ANNUALIZED CORE EARNINGS PER SHARE
                               SEPTEMBER 26, 2003

BANK                                   CITY                 PRICE/YTD CORE EPS
----                                   ----                 ------------------
BOE Financial Services of Virginia     Tappahannock, VA            13.27X
Classic Bancshares, Inc.               Ashland, KY                 13.53
Community Financial Corporation        Staunton, VA                11.25
FFW Corporation                        Wabash, IN                  12.59
Shore Financial Corporation            Olney, VA                   15.71
Logansport Financial Corporation       Logansport, IN              14.24
LSB Financial Corp.                    Lafayette, IN               12.18
Pinnacle Bancshares, Inc.              Jasper, AL                  10.83

     MEDIAN                                                        12.93X

Source: Financial information supplied by SNL Financial L.P. DataSource. Pricing as of September 26, 2003

Applying the median price-to-YTD annualized core earnings multiple of the Comparable Bank Group to the Company's annualized June 30, 2003 six month net income results in the Investment Value for the Company.

6/30/03 Annualized Six Month Company Net Income     $ 2,534,000
Price/Earnings Multiple                                   12.93X
                                                    -----------
Investment Value                                    $32,765,000
                                                    ===========
     Per Common Share                               $     25.18
     Multiple of Book Value                                1.35X

DISCOUNTED CASH FLOW METHOD

The Discounted Cash Flow Method is based on the premise that common stock value is equivalent to that price at which its future dividends and residual earnings will produce a particular yield. The yield or discount rate utilized in the appraisal is 15.50 percent based on analysis of available market information and consideration of risk factors.

The following is an analysis and disaggregation of the 15.50% discount rate utilized for the purposes of this appraisal. The analysis utilizes data from SNL Securities for the Comparable Bank Group.

                  Discount Rate Analysis Comparable Bank Group

Median P/E Ratio Comparable Bank Group                 12.93X
Median E/P Ratio Comparable Bank Group                  7.73%
Median Core Retention Ratio Comparable Bank Group      73.36%
Median LTM 6/30/03 Return on Average Equity            10.41%

1) Sustainable Growth Rate                              7.64%

Implied Median Discount Rate Comparable Bank Group     15.37%

1) Sustainable Growth is equal to the median Core ROAE times the median retention ratio.

The median required return is equal to the E/P ratio plus the median sustainable growth rate. The disaggregation of the P/E ratio demonstrates the required return for the Comparable Bank Group, as of September 26, 2003, equals 15.37%. The Company's below Comparable Bank Group loan loss reserves to total loans, higher level of non-performing assets and lower level of equity to assets implies a higher level of risk associated with the Company's common stock. As of June 30, 2003, the Company's loan loss reserves to total loans equals 0.75% compared to the Comparable Bank Group median loan loss reserves to total loans of 1.27%. Based on the above information, a discount rate of 15.50% will be utilized for the purposes of this appraisal.

Two earnings methods are established:

     1. Short-term value based on 5 years projections and cash flows;

     2. Long-term value based on 20 year projections and cash flows.

The June 30, 2003 average asset and total equity levels are used as the basis for the projections. These projections are based on the Company realizing very aggressive financial performance goals. As mentioned previously, the core markets in which the Company operates have exhibited an aggregate three-year compound rate of deposit growth of only 3.38% from June 30, 1999 to June 30, 2002 and over the last twelve months ending June 30, 2003 the Company has increased its deposit base 1.19%. We are of the opinion however that the Company's de-novo branch strategy into new markets may provide the Company with the opportunity to potentially realize above market average deposit growth at least over the short-term without significantly hindering profitability. In addition, the Company currently pays out approximately 25% of its earnings in dividends. Financial theory suggests that if the Company cannot realize above market average deposit and asset growth, dividends would be increased significantly to maintain optimum use of leverage. Consequently we have utilized an aggressive asset growth rate of 7% in the short-term and 6% in the long-term. Return on average assets ("ROA") will equal 0.95% in year 1 and increase five basis points per year until it reaches 1.25% in year 7 and remain constant thereafter. Dividends will equal 25% of net income in years 1 through 5 and then increase to 60% of income in years 6 through 20. The net income at the end of the fifth year, for the short-term, and the end of the twentieth year, for the long-term, are given a terminal value equal to the Comparable Bank Group median price to earnings multiple of 12.93 times ending net income.

                          5 YEAR SUMMARY PROJECTED DATA

Year      Assets      Net Income     Dividends     Equity
----     --------     ----------     ---------     -------
 1       $274,326       $2,606        $  652       $26,171
 2        293,528        2,935           734        28,372
 3        314,075        3,298           824        30,845
 4        336,061        3,697           924        33,618
 5        359,585        4,135         1,034        36,719

                                FINANCIAL RATIOS

Year     Return on Assets     Return on Equity     Equity/Assets
----     ----------------     ----------------     -------------
 1            0.95%                 9.96%               9.54%
 2            1.00                 10.35                9.67
 3            1.05                 10.69                9.82
 4            1.10                 11.00               10.00
 5            1.15                 11.26               10.21

Value of the Company in the short-term method is derived by applying a terminal value equal to 12.93 times the ending net income. The use of the 12.93 multiple reflects the median price to earnings ratio of the publicly traded Comparable Bank Group previously discussed in the Methodology Section.

The short-term valuation analysis is presented below:

          Short-term Value                      $28,684,000
                                                ===========
              Per Common Share                  $     22.05
              Multiple of Book Value                   1.18X

Utilizing the five-year projections prepared for the short-term valuation as a base, twenty-year projections are prepared. Assumptions utilized in the long-term projections are:

    o Return on assets will equal 0.95% in years 1 and increase 5 basis points per year thereafter until it reaches 1.25% in year 7.

    o Dividends will equal 25% of adjusted net income in years 1 through 5 and then increase to 60% of adjusted income in years 6 through 20.

Based on these assumptions and a terminal value equal to 12.93 times ending net income, the long-term valuation analysis is presented below:

          Long-term Value                       $21,026,000
                                                ===========
              Per Common Share                  $     16.16
              Multiple of Book Value                   0.87X

ACQUISITION COMPARABLE METHOD

PBS performed an analysis of bank and thrift acquisition transactions in the states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Carolina, North Dakota, Ohio, South Dakota, Tennessee, Virginia, West Virginia and Wisconsin in which the seller had a return on average equity greater then 5.0% and assets over twenty million (the "Comparable Acquisition Group"). In order to limit some of the potential concerns discussed in the methodology section concerning the utilization of acquisition comparable transactions in determining fair value, the analysis utilized cash transactions where the acquirer was a newly formed holding company formed for the purpose of acquiring the seller. In addition, the search was limited to acquisition transactions announced since June 30, 2001 when transaction accounting rules were changed.

As previously discussed, all acquisition pricing usually contains some element of the synergistic effect of the combination of two companies. We are unaware of a method of completely isolating or excluding these effects from the overall price. To somewhat mitigate this concern, all of the acquirers contained in the Acquisition Comparable Group were new holding companies formed by investor groups for the purpose of acquiring the seller. These companies would typically be unable to realize the degree of cost savings and synergies available in most transactions where the acquirer is an existing financial institution. As mentioned previously, it is the cost savings and synergies in operations that allow acquirers to pay a higher price than would otherwise be possible. The following table demonstrates the results of this analysis:


BUYER NAME                      TARGET NAME                             TARGET CITY   STATE  SELLER        DATE
----------                      -----------                             -----------   -----  ------       ----
Marshall Bancorp Inc.           Norkitt Bancorp, Inc.                   Hallock         MN     Bank    11/05/2001
Investor Group                  Financial Services of Lowry, Inc.       Lowry           MN     Bank    07/10/2002
Olmsted Holding Corp.           Olmsted National Bank                   Rochester       MN     Bank    10/28/2002
Investor Group                  North Star Holding Company, Inc.        Jamestown       ND     Bank    06/10/2002
FEB Bancshares Inc.             Golden Sands Bankshares Inc.            Neshkoro        WI     Bank    09/19/2002
Investor Group                  First Schaumburg Bancorporation         Schaumburg      IL     Bank    01/14/2002
First Southern Bancshares       Shawnee Bancshares,Inc.                 Grand Tower     IL     Bank    04/29/2002

MEDIAN

                                                                        SELLER
                                                               SELLER   EQUITY/  SELLER  SELLER  DEAL    PRICE/    PRICE/
                                                               ASSETS   ASSETS    ROAA    ROAE   VALUE   LTM NI    BOOK
BUYER NAME                         TARGET NAME                 ($000)    (%)       (%)    (%)     ($M)    (X)       (%)
----------                         -----------                -------   ------   ------  ------  -----   ------   ------
Marshall Bancorp Inc.       Norkitt Bancorp, Inc.              51,116   15.94    1.09     7.10    13.6    20.03   114.05
Investor Group              Financial Services of Lowry, Inc.  20,196   10.10    1.46    14.98     2.8    10.23   147.03
Olmsted Holding Corp.       Olmsted National Bank              27,092    9.72    1.29    13.07     5.5    17.03   208.89
Investor Group              North Star Holding Company, Inc.  114,400    9.32    1.18    12.69    15.8    11.72   154.99
FEB Bancshares Inc.         Golden Sands Bankshares Inc.       36,242    8.51    2.09    25.11     1.6    11.60   171.82
Investor Group              First Schaumburg Bancorporation    92,813    4.88    2.33    33.71    14.2    10.53   313.33
First Southern Bancshares   Shawnee Bancshares,Inc.            20,374    7.60    1.15    16.83     0.9            121.74

MEDIAN                                                         36,242    9.32    1.29    14.98     5.5    11.66   154.99


Applying the above median price to book value and price to LTM earnings to the Company results in the following Comparable Acquisition Group Values:

                          COMPARABLE ACQUISITION GROUP
                               (MEDIAN MULTIPLES)

         Multiple of Book Value                $37,535,000
                                               ===========
                Per Common Share               $     28.85
                Multiple of Book Value                1.55X


         Multiple of Earnings                  $29,547,000
                                               ===========
                Per Common Share                    $22.71
                Multiple of Book Value                1.22X

CONCLUSION

The following table presents a summary of previously derived methodologies.


                                VALUE PER SHARE     MULTIPLE OF BOOK
                                ---------------     ----------------
Transaction Value                  $19.91               1.07X

Asset Value Method                  18.54                1.00

Earnings Value Method               22.33                1.20

Adjusted Book Value:
     Comparable Bank Group          24.20                1.30

Investment Value:
     Comparable Bank Group          25.18                1.35

Earnings Value:
     Short Term                     22.05                1.18
     Long Term                      16.16                0.87

Acquisition Comparables:
     Multiple of Book Value         28.85                1.55
     Multiple of Earnings           22.71                1.22

AVERAGE                             22.21                1.19
MEDIAN                              22.33                1.20

The average and median of the above values are $22.21 and $22.33, respectively, including the Asset Value Method. The Asset Value Method is more of an accounting valuation or liquidation value which does accurately reflect the going concern aspect of the Company's business and is not included in our opinion of value. The median and average of the above values excluding the Asset Value Method is $22.52 and $22.67, respectively.

These values assume that the Company's operating attributes equal the median of the Comparable Bank Group and will also meet our financial projections. In determining the fair value of the Company's common shares we have also considered the following factors for difference in operating performance, dividends and other performance characteristics:

o SLIGHT PREMIUM FOR FINANCIAL PERFORMANCE ABOVE THE COMPARABLE BANK GROUP. A slight premium on the Company's common shares could be justified due to its financial performance when compared to the Comparable Bank Group. For example, the median return on average equity for the Comparable Bank Group over the last twelve months ending June 30, 2003 equals 10.41% compared to 10.65% for the Company. As an offset to the Company's above Comparable Bank Group last twelve month return on equity, the Company's last twelve month efficiency ratio of 61.66% is above the Comparable Bank Group median efficiency ratio of 57.92% and the Company's LTM return on average assets of 0.98% is below the Comparable Bank Group median of 1.06%.

o SLIGHT DISCOUNT FOR LOWER LEVEL OF DIVIDENDS COMPARED TO THE COMPARABLE BANK GROUP. A slight discount on the Company's common shares could be justified due to its lower dividend payout ratio when compared to the Comparable Bank Group. The Company's semi-annual dividend payments equal 23.35% of its net income over the last twelve months ending June 30, 2003 compared to the Comparable Bank Group's median last twelve month dividend payout ratio of 26.64%

o DISCOUNT FOR RISKS ASSOCIATED WITH RAPID LOAN GROWTH AND ASSET QUALITY ISSUES. The premium which could be justified on the Company's common shares relative to the Comparable Bank Group for financial performance is more than offset by risks associated with the adequacy of the Company's allowance for loan and lease losses. As of June 30, 2003, the Company's loan loss allowance equals 0.75% of total loans compared to the median of the Comparable Bank Group of 1.27%. As of June 30, 2003, the Company's loan loss reserves equals 40.80% of non-accrual loans plus loans 90+ days past due and still accruing and other real estate owned compared to the median of the Comparable Bank Group of 110.77%. In addition, the Company's non-accrual loans plus loans 90+ days past due and still accruing and other real estate owned equal 1.31% of assets at June 30, 2003 compared to the median of the Comparable Bank Group of 0.86%. Of further concern, as of June 30, 2003 the Company has an additional $2.8 million in loans 30 to 89 days past due and still accruing.

Based on the foregoing, the economic and demographic characteristics of the specific markets in which the Company operates, as well as, all other factors deemed relevant and assuming accuracy and completeness of information provided by the Company, it is our opinion as an independent appraiser that the fair value of the Company's common stock is $22.75 per common share taking into consideration potential control premiums and other fair value methodologies without the application of any marketability or minority discounts.

                        PROFESSIONAL BANK SERVICES, INC.
                         INVESTMENT BANKING ENGAGEMENTS

Professional Bank Services, Inc. ("PBS"), a consulting firm for financial institutions with offices in Orlando, FL., New York, NY, Louisville, KY. and Nashville, TN. was established in 1978. Since its inception, the firm has assisted over 1,000 institutions in various capacities. One area of specialization is the firm's appraisal services. The company is continually engaged to provide assistance with corporate expansion, holding company formation, and to perform fairness opinions and stock appraisals. PBS' wholly owned subsidiary, Investment Bank Services, Inc., is a registered Broker Dealer with the Securities and Exchange Commission ("S.E.C.").

The firm's stock appraisals have been recognized by various courts and regulatory agencies in settling dissenting shareholder suits. In addition to appraisal valuations, the firm also specializes in valuations that facilitate the merger or acquisition process. The firm has valued institutions with assets totaling over $5.0 billion and fair market values over $600 million.

PBS utilizes proven industry accepted methods in providing common stock appraisals. The appraisal and support documents are prepared in a fashion that is easily understood and are often accompanied by professional presentation. The appraisals have been used for reverse common stock splits, consummation of interim bank mergers and valuing stock for Employee Stock Ownership Plans, as well as other traditional purposes.

                             CHRISTOPHER L. HARGROVE
                         President and Senior Consultant
                        Professional Bank Services, Inc.

Mr. Hargrove has an in-depth understanding of the acquisition process. As a senior analyst for a major mid-south bank holding company, Mr. Hargrove assisted in the successful acquisition of several commercial banks with assets totaling over $2.0 billion. Mr. Hargrove is also experienced in analyzing financial data concerning common stock and other securities. His expertise includes:

ACQUISITION STRATEGY                  Designing and implementing plans for
                                      continual growth through acquisition
                                      to ensure the client remains competitive in an industry of transition.

CAPITAL ANALYSIS                      Determining the optimal use of a bank's
                                      capital resources in order to
                                      accurately plan for growth and
                                      profitability.

COMMON STOCK APPRAISAL                Determining through market and fundamental
                                      analyses the value of common stock for the purpose of preparing fairness opinions and special actions called for by management.

PROFESSIONAL EXPERIENCE

Professional Bank Services, Inc.      1996 - Present
Louisville, Kentucky                  President and Senior Consultant

Professional Bank Services, Inc.      1989 - 1996
Louisville, Kentucky                  Vice President and Senior Consultant

Professional Bank Services, Inc.      1985 - 1989
Nashville, Tennessee                  Senior Consultant

Investment Bank Services, Inc.        1987 - Present
Louisville, Kentucky                  President

Investment Bank Services, Inc.        1986 - 1987
Louisville, Kentucky                  Vice President

First American Corporation            1982 - 1985
Nashville, Tennessee                  Senior Financial Analyst

EDUCATIONAL EXPERIENCE

Middle Tennessee State University     B.B.A. Finance
Murfreesboro, Tennessee               1980

                                      M.A. Finance
                                      1982

National Association of               Registered Representative
  Securities Dealers                  1987
Washington, D.C.

National Association of               Registered Principal
  Securities Dealers                  1988
Washington, D.C.

                                 SUSAN S. RAPIER
                                Senior Consultant
                        Professional Bank Services, Inc.


Ms. Rapier has a strong finance and accounting background that allows her to bring a broad-based analytical and financial approach to assignments. She has assisted clients in evaluating candidates for acquisitions and mergers and has provided database analysis on costs and profitability. Her expertise includes:


FAIRNESS OPINIONS                     Evaluating proposed mergers and
                                      acquisitions for acquired institutions to ensure fair and equitable treatment to shareholders.

COMMON STOCK APPRAISALS               Appraising majority and minority interests
                                      in the ownership of banks and holding
                                      companies, thereby improving management's knowledge of the value of the institution.

FINANCIAL ANALYSIS                    Analyses and recommendations to financial
                                      institutions regarding profitability,
                                      expansion, capital and long-range
                                      strategic planning.


PROFESSIONAL EXPERIENCE

Professional Bank Services, Inc.      October 1990 - Present
Louisville, Kentucky                  Senior Consultant

Investment Bank Services, Inc.        May 1992 - Present
Louisville, Kentucky                  Director/Secretary


EDUCATIONAL EXPERIENCE

University of Kentucky                B.S. Accounting
Lexington, Kentucky                   1990

National Association of               Registered Representative
  Securities Dealers                  1991
Washington, D.C.

National Association of               State Agent Exam
  Securities Dealers                  1991
Washington, D.C.

National Association of               Registered Principal
  Securities Dealers                  1992
Washington, D.C.

                               PAUL D. REESE, CFA
                                Managing Director
                        Professional Bank Services, Inc.

Mr. Reese has a strong background in finance and bank accounting, excellent familiarity with the capital markets in general, and the banking industry in particular. Skilled in the development of macro and micro economic forecasts and models, as well as, company and industry fundamental and technical analysis. His expertise includes:


VALUATION ANALYSIS                    Valuation analysis for minority and
                                      majority stock transactions, ESOPs,
                                      mergers and acquisitions, and the
                                      long-term effect of these transactions on strategic shareholder value.

SECURITY AND MARKET ANALYSIS          Analysis of publicly traded securities and
                                      markets. In-depth knowledge of financial institution common stock valuation techniques and forecasting for publicly traded securities. Experienced in fixed income securities valuation.

FINANCIAL FORECASTING                 Skilled in short and long term economic
                                      and financial forecasting. Development of spreadsheet models, interest rate forecasts and micro and macro economic forecasts.

PROFESSIONAL EXPERIENCE

Professional Bank Services, Inc.      October 1995 - Present
Louisville, Kentucky                  Current Title: Managing Director

SNL Securities                        March 1994 - October 1995
Charlottesville, Virginia             Financial Analyst

ESOP Services, Inc.                   March 1994 - December 1994
Scottsville, Virginia                 Financial Analyst

EDUCATIONAL EXPERIENCE

University of Virginia                B.S. Finance
McIntire School of Commerce           1992
Charlottesville, Virginia

Completed Level I
Chartered Financial Analyst Exam      June 1995

Completed Level II
Chartered Financial Analyst Exam      June 1996

Completed Level III
Chartered Financial Analyst Exam      June 1997

National Association of               Registered Representative
Securities Dealers                    1997
Washington, D.C.

                          CODE OF PROFESSIONAL CONDUCT

Professional Bank Services, Inc. ("PBS"), is a consulting firm whose mission is the provision of quality business advice, and superior service to the financial industry. Our services reflect the firm's extensive experience in the financial industry, its keen awareness of a financial institution's special position of trust, and acknowledge of financial and regulatory issues.

The firm and its employees are committed to the highest standards of professional conduct.

CONFLICTS OF INTEREST

The firm shall not represent a client if its ability to consider, recommend or carry out a course of action on behalf of the client could be adversely affected by its responsibilities to another client, a third party, its own interests or those of its principals. Neither the firm nor its employees shall acquire an equity interest in or become indebted to any organization where such relationship creates a conflict of interest. The firm shall use its best efforts to avoid even the appearance of a conflict of interest.

THE CLIENT

When engaged by a financial institution, the firm's sole duty of loyalty shall be to the welfare and the best interests of the institution, as distinct from the sometimes inconsistent interests of employees, management, directors or shareholders.

When engaged by an individual or other party, the firm's duty of loyalty shall be to that individual or other party. PBS is often engaged to carry out difficult and challenging assignments in situations where conflict with third parties is inevitable. Such engagements will be conducted efficiently, fairly and in the best interest of the client, with a view towards constructive management of conflict.

DUTY OF COMPETENCE

The firm shall provide competent services to its clients and decline to render advice in matters for which it is not qualified. The firm shall not provide legal advice and when appropriate shall request that the client seek the services of other qualified professionals.

The firm's consultants shall continue to develop their skill and knowledge through ongoing programs of continuing education and professional development. The firm's consultants shall not violate or in any way participate in the violation of any law, regulation or technical standard applicable to financial institutions, their directors, officers or shareholders.

ENGAGEMENT LETTERS AND FEES

Each engagement of the firm shall be described in an engagement letter which specifies the services which the firm shall perform and which has been approved by the client or the client's board of directors or authorized officer. Each engagement letter shall set forth an estimate of the fees for services to be rendered and the basis for determination of those fees. The firm's fees shall, except in unusual circumstances and when otherwise agreed, be based on the firm's usual and customary rates. Fees for services take into account (a) the nature of the particular services to be performed, (b) the novelty and difficulty of the matter, (c) the skill, standing and experience of the consultants performing the work, and (d) the urgency of the matter.

NATURE OF ADVICE

The firm shall always keep clients reasonably informed about all matters relevant to its professional services. In matters requiring action by a client, the firm shall explain all aspects of a matter and alternate courses of action as reasonably necessary to permit the client to make informed decisions.

INTEGRITY OF COMMUNICATIONS

The firm shall never disclose any confidential or other information about a client to any other party except with the consent of the client and in the course of providing its services. When dealing with third parties, the firm shall always identify its clients except when clearly inappropriate to do so.

CODE OF PROFESSIONAL CONDUCT

This Code of Professional Conduct shall be prominently displayed in the firm's informational material and included as part of engagement letters.


                            PROFESSIONALBANKSERVICES

BEGINNING EQUITY                               24,216 (06/30/03)
BEGINNING AVERAGE ASSETS                       $256.4 (06/30/03)
SHORT TERM GROWTH RATE                           7.00%
LONG TERM GROWTH RATE                            6.00%
DISCOUNT RATE                                   15.50%
DIVIDEND SHORT TERM                             25.00%
DIVIDEND LONG TERM (Beginning in Year 6)        60.00%
PRICE TO EARNINGS MULTIPLE                      12.93 X

                            HFB FINANCIAL CORPORATION
                                   STATUS QUO
                          SHORT-TERM EARNINGS VALUATION

                              NET                        PRESENT                                EQUITY/
PD       YEAR    EQUITY     INCOME     ASSETS    DIVS.     PVIF     VALUE      ROE      ROA     ASSETS

1.0        1     $26,171   $ 2,606    $274,326  $  652    86.58%   $   564     9.96%   0.95%     9.54%
2.0        2      28,372     2,935     293,528     734    74.96%       550    10.35%   1.00%     9.67%
3.0        3      30,845     3,298     314,075     824    64.90%       535    10.69%   1.05%     9.82%
4.0        4      33,618     3,697     336,061     924    56.19%       519    11.00%   1.10%    10.00%
5.0        5      36,719     4,135     359,585   1,034    48.65%       503    11.26%   1.15%    10.21%
         TERMINAL VALUE     53,468                        48.65%    26,013
                                                                   -------

         PRESENT VALUE WITH TERMINAL VALUE EQUAL
         TO 12.93X ENDING NET INCOME                               $28,684
                                                                   =======

         PER COMMON SHARE                                          $ 22.05
                                                                   =======

         MULTIPLE OF BOOK VALUE                                       1.18

                                              STATUS QUO
                                      LONG-TERM EARNINGS VALUATION

                              NET                                  PRESENT                     EQUITY/
PD       YEAR     EQUITY     INCOME     ASSETS    DIVS.    PVIF     VALUE     ROE      ROA     ASSETS
1.0        1     $26,171    $  2,606   $274,326  $  652    86.58%   $ 564     9.96%   0.95%      9.54%
2.0        2      28,372       2,935    293,528     734    74.96%     550    10.35%   1.00%      9.67%
3.0        3      30,845       3,298    314,075     824    64.90%     535    10.69%   1.05%      9.82%
4.0        4      33,618       3,697    336,061     924    56.19%     519    11.00%   1.10%     10.00%
5.0        5      36,719       4,135    359,585   1,034    48.65%     503    11.26%   1.15%     10.21%
6.0        6      38,549       4,574    381,160   2,744    42.12%   1,156    11.87%   1.20%     10.11%
7.0        7      40,569       5,050    404,029   3,030    36.47%   1,105    12.45%   1.25%     10.04%
8.0        8      42,710       5,353    428,271   3,212    31.58%   1,014    12.53%   1.25%      9.97%
9.0        9      44,980       5,675    453,968   3,405    27.34%     931    12.62%   1.25%      9.91%
10.0       10     47,386       6,015    481,206   3,609    23.67%     854    12.69%   1.25%      9.85%
11.0       11     49,937       6,376    510,078   3,826    20.49%     784    12.77%   1.25%      9.79%
12.0       12     52,640       6,759    540,683   4,055    17.74%     719    12.84%   1.25%      9.74%
13.0       13     55,506       7,164    573,124   4,298    15.36%     660    12.91%   1.25%      9.68%
14.0       14     58,543       7,594    607,511   4,556    13.30%     606    12.97%   1.25%      9.64%
15.0       15     61,763       8,050    643,962   4,830    11.52%     556    13.03%   1.25%      9.59%
16.0       16     65,176       8,532    682,599   5,119     9.97%     510    13.09%   1.25%      9.55%
17.0       17     68,794       9,044    723,555   5,427     8.63%     468    13.15%   1.25%      9.51%
18.0       18     72,629       9,587    766,969   5,752     7.47%     430    13.20%   1.25%      9.47%
19.0       19     76,694      10,162    812,987   6,097     6.47%     395    13.25%   1.25%      9.43%
20.0       20     81,002      10,772    861,766   6,463     5.60%     362    13.30%   1.25%      9.40%
           TERMINAL VALUE    139,283                        5.60%   7,803
                                                                  -------
           PRESENT VALUE WITH TERMINAL VALUE EQUAL
           TO 12.93X ENDING NET INCOME                            $21,026
                                                                  =======

           PER COMMON SHARE                                       $ 16.16
                                                                  =======

           MULTIPLE OF BOOK VALUE                                    0.87

Download This File in Excel Format

                      Date              Close         Volume
                      ----              -----         ------

                    09/24/2003          19.490          426
                    09/23/2003          19.150            0
                    09/22/2003          19.150            0
                    09/19/2003          19.150            0
                    09/18/2003          19.150            0
                    09/17/2003          19.150            0
                    09/16/2003          19.150        1,000
                    09/15/2003          19.010            0
                    09/12/2003          19.010        1,000
                    09/11/2003          20.250            0
                    09/10/2003          20.250            0
                    09/09/2003          20.250          500
                    09/08/2003          20.249            0
                    09/05/2003          20.249          200
                    09/04/2003          19.990          800
                    09/03/2003          19.750            0
                    09/02/2003          19.750            0
                    08/29/2003          19.750            0
                    08/28/2003          19.750            0
                    08/27/2003          19.750            0
                    08/26/2003          19.750            0
                    08/25/2003          19.750            0
                    08/22/2003          19.750            0
                    08/21/2003          19.750            0
                    08/20/2003          19.750            0
                    08/19/2003          19.750          200
                    08/18/2003          19.960            0
                    08/15/2003          19.960            0
                    08/14/2003          19.960            0
                    08/13/2003          19.960          300
                    08/12/2003          19.000            0
                    08/11/2003          19.000            0
                    08/08/2003          19.000            0
                    08/07/2003          19.000            0
                    08/06/2003          19.000            0
                    08/05/2003          19.000        1,000
                    08/04/2003          19.800            0
                    08/01/2003          19.800            0
                    07/31/2003          19.800            0
                    07/30/2003          19.800            0
                    07/29/2003          19.800            0
                    07/28/2003          19.800            0
                    07/25/2003          19.800            0
                    07/24/2003          19.800          600
                    07/23/2003          20.500          700
                    07/22/2003          20.260            0
                    07/21/2003          20.260            0
                    07/18/2003          20.260        1,200
                    07/17/2003          19.800          200
                    07/16/2003          20.150          800
                    07/15/2003          20.130            0
                    07/14/2003          20.130        2,300
                    07/11/2003          19.810            0
                    07/10/2003          19.810            0
                    07/09/2003          19.810          200
                    07/08/2003          19.240        1,600
                    07/07/2003          18.400            0
                    07/03/2003          18.400        2,000
                    07/02/2003          18.500        2,500
                    07/01/2003          18.350            0
                    06/30/2003          18.350            0
                    06/27/2003          18.350        6,900
                    06/26/2003          18.350        1,200
                    06/25/2003          18.350        2,500
                    06/24/2003          18.350            0
                    06/23/2003          18.350          200


                    06/20/2003          18.500        1,400
                    06/19/2003          18.400        1,100
                    06/18/2003          18.000          100
                    06/17/2003          18.050          100
                    06/16/2003          18.280        1,100
                    06/13/2003          18.000        1,000
                    06/12/2003          18.280          800
                    06/11/2003          18.001            0
                    06/10/2003          18.001            0
                    06/09/2003          18.001        1,100
                    06/06/2003          18.000          100
                    06/05/2003          18.100          900
                    06/04/2003          18.000        2,300
                    06/03/2003          18.000            0
                    06/02/2003          18.300            0
                    05/30/2003          18.300            0
                    05/29/2003          18.300       11,000
                    05/28/2003          18.000            0
                    05/27/2003          18.000            0
                    05/23/2003          18.000            0
                    05/22/2003          18.000            0
                    05/21/2003          18.000            0
                    05/20/2003          18.000        5,300
                    05/19/2003          18.000            0
                    05/16/2003          18.000            0
                    05/15/2003          18.000            0
                    05/15/2003          18.000          100
                    05/13/2003          18.000            0
                    05/12/2003          18.000            0
                    05/09/2003          18.000            0
                    05/08/2003          18.000        7,700
                    05/07/2003          17.750        2,500
                    05/06/2003          18.000        5,900
                    05/05/2003          17.000          300
                    05/02/2003          18.000            0
                    05/01/2003          18.000            0
                    04/30/2003          18.000            0
                    04/29/2003          18.000        2,800
                    04/28/2003          17.000          400
                    04/25/2003          16.500        2,000
                    04/24/2003          16.500            0
                    04/23/2003          16.500        5,400
                    04/22/2003          15.250            0
                    04/21/2003          15.250          300
                    04/17/2003          15.500            0
                    04/16/2003          15.550        1,329
                    04/15/2003          15.550        2,000
                    04/14/2003          15.400          900
                    04/11/2003          15.090       34,000
                    04/10/2003          16.700            0
                    04/09/2003          16.700            0
                    04/08/2003          16.700            0
                    04/07/2003          16.700          100
                    04/04/2003          17.000            0
                    04/03/2003          17.000            0
                    04/02/2003          17.000          300
                    04/01/2003          16.750            0
                    03/31/2003          16.750          400
                    03/28/2003          17.000            0
                    03/27/2003          17.000            0
                    03/26/2003          17.000          100
                    03/25/2003          16.500            0
                    03/24/2003          16.500            0
                    03/21/2003          16.500            0
                    03/20/2003          16.500            0
                    03/19/2003          16.500          500
                    03/18/2003          16.500            0
                    03/17/2003          16.500            0
                    03/14/2003          16.500            0
                    03/13/2003          16.500            0


    03/12/2003        16.500          800
    03/11/2003        17.000            0
    03/10/2003        17.000          100
    03/07/2003        17.000            0
    03/06/2003        17.000            0
    03/05/2003        17.000        1,300
    03/04/2003        16.500            0
    03/03/2003        16.500          800
    02/28/2003        16.500            0
    02/27/2003        16.500        1,000
    02/26/2003        16.500          200
    02/25/2003        16.750          200
    02/24/2003        15.660          100
    02/21/2003        15.170          400
    02/20/2003        14.770            0
    02/19/2003        14.770            0
    02/18/2003        14.770            0
    02/14/2003        14.770            0
    02/13/2003        14.770            0
    02/12/2003        14.770            0
    02/11/2003        14.770          200
    02/10/2003        14.500            0
    02/07/2003        14.500            0
    02/06/2003        14.500            0
    02/05/2003        14.500            0
    02/04/2003        14.500            0
    02/03/2003        14.500            0
    01/31/2003        14.500            0
    01/30/2003        14.500            0
    01/29/2003        14.500            0
    01/28/2003        14.500            0
    01/27/2003        14.500            0
    01/24/2003        14.500            0
    01/23/2003        14.500        5,100
    01/22/2003        14.500            0
    01/21/2003        14.500            0
    01/17/2003        14.500            0
    01/16/2003        14.500            0
    01/15/2003        14.500            0
    01/14/2003        14.500            0
    01/13/2003        14.500            0
    01/10/2003        14.500            0
    01/09/2003        14.500            0
    01/08/2003        14.500            0
    01/07/2003        14.500            0
    01/06/2003        14.500          500
    01/03/2003        14.240          200
    01/02/2003        13.790            0
    12/31/2002        13.790            0
    12/30/2002        13.790            0
    12/27/2002        13.790            0
    12/26/2002        13.790          100
    12/24/2002        13.260            0
    12/23/2002        13.260            0
    12/20/2002        13.260            0
    12/19/2002        13.260            0
    12/18/2002        13.260            0
    12/17/2002        13.260            0
    12/16/2002        13.260          100
    12/13/2002        13.500            0
    12/12/2002        13.500            0
    12/11/2002        13.500            0
    12/10/2002        13.500            0
    12/09/2002        13.500            0
    12/06/2002        13.500            0
    12/05/2002        13.500            0
    12/04/2002        13.500            0
    12/03/2002        13.500            0
    12/02/2002        13.500            0
    11/29/2002        13.500            0


                    11/27/2002          13.500            0
                    11/26/2002          13.500            0
                    11/25/2002          13.500            0
                    11/22/2002          13.500            0
                    11/21/2002          13.500            0
                    11/20/2002          13.500            0
                    11/19/2002          13.500            0
                    11/18/2002          13.500        2,000
                    11/15/2002          13.560            0
                    11/14/2002          13.560          100
                    11/13/2002          14.250            0
                    11/12/2002          14.250          100
                    11/11/2002          14.250        1,400
                    11/08/2002          14.000            0
                    11/07/2002          14.000            0
                    11/06/2002          14.000          700
                    11/05/2002          14.000            0
                    11/04/2002          14.000            0
                    11/01/2002          14.000            0
                    10/31/2002          14.000            0
                    10/30/2002          14.000          500
                    10/29/2002          14.500        1,500
                    10/28/2002          14.500            0
                    10/25/2002          14.500            0
                    10/24/2002          14.500            0
                    10/23/2002          14.500            0
                    10/22/2002          14.500            0
                    10/21/2002          14.500            0
                    10/18/2002          14.500            0
                    10/17/2002          14.500          700
                    10/16/2002          13.500        2,500
                    10/15/2002          14.500            0
                    10/14/2002          14.500            0
                    10/11/2002          14.500            0
                    10/10/2002          14.500            0
                    10/09/2002          14.500            0
                    10/08/2002          14.500            0
                    10/07/2002          14.500            0
                    10/04/2002          14.500            0
                    10/03/2002          14.500            0
                    10/02/2002          14.500            0
                    10/01/2002          14.500            0
                    09/30/2002          14.500            0
                    09/27/2002          14.500            0
                    09/26/2002          14.500            0
                    09/25/2002          14.500          100
                    09/24/2002          14.500          200